UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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LIBBEY INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROXY STATEMENT AND NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

LIBBEY INC.
P.O. Box 10060
300 Madison Avenue
Toledo, Ohio 43699-0060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Libbey Corporate Showroom	Wednesday, May 17, 2017
335 North St. Clair Street	2:00 p.m. Eastern Daylight Saving Time
Toledo, Ohio 43604

Record Date: Close of business on March 20, 2017

At the meeting, shareholders will:

•	elect three directors, each for a term of three years;

•	vote, on an advisory basis, to approve executive compensation;

•	vote, on an advisory basis, to recommend the frequency of advisory votes on executive compensation;

•	vote to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the 2017 fiscal year; and

•	transact such other business as properly may come before the meeting.
You are entitled to vote at the meeting if you were an owner of record of Libbey Inc. common stock at the close of business on March 20, 2017. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.
We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to shareholders on the internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to shareholders of record at the close of business on March 20, 2017. At the same time, we provided those shareholders with access to our online proxy materials and filed our proxy materials with the Securities and Exchange Commission.
Whether or not you plan to attend the meeting, we hope you will vote as soon as possible.
By Order of the Board of Directors,
Susan A. Kovach
Secretary

April 4, 2017
Toledo, Ohio

PROXY STATEMENT SUMMARY

 PROXY STATEMENT SUMMARY

Meeting Date:	Wednesday, May 17, 2017, at 2 p.m., local time

Location:	Libbey Corporate Showroom 335 North St. Clair Street Toledo, Ohio 43604

Record Date:	Close of business on March 20, 2017
Voting Proposals and Board Recommendations

Proposal	Voting Options	Board Recommendation
No. 1 — Election of Directors: Election of William A. Foley, Deborah G. Miller and Steve Nave to serve as Class III directors	For, Withhold (as to any nominee) or Abstain	FOR each of Mr. Foley, Ms. Miller and Mr. Nave

No. 2 — Advisory Say-on-Pay:
RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K
	For, Against or Abstain	FOR

No. 3 — Frequency of Future Say-on-Pay Votes:
Recommend, on an advisory and non-binding basis, the frequency - every 3 years, 2 years or 1 year - with which shareholders of the Company should have future advisory say-on-pay votes
	3 years, 2 years, 1 year or Abstain	1 YEAR

No. 4 — Ratification of Independent Auditor: Ratification of the appointment of Deloitte & Touche LLP as Libbey’s independent auditors for the 2017 fiscal year	For, Against or Abstain	FOR
Governance Highlights

•	William A. Foley was appointed CEO (in addition to his role as Chairman of the Board). Mr. Foley has been a member of our Board since 1994 and Chairman since 2011.

•	John C. Orr, a member of our Board since 2008, was appointed to the newly created role of Lead Independent Director.

•	Of our eight current directors:

◦	Seven are independent as defined in the NYSE MKT Company Guide

◦	Three have tenures of less than five years

◦	Four are women

◦	Two are minorities

•	In light of Theo Killion's retirement from the Board, our Board has nominated Steve Nave to stand for election at the 2017 Annual Meeting.
Financial and Operational Highlights
In 2016, we focused on transforming our business to become a faster-moving, market-focused company with improved margins and greater cash flow. We made substantial operational and organizational improvements to drive strategic priorities, address a number of legacy issues, and better position ourselves for sustainable, profitable growth:

◦
In addition to strengthening our relationships with customers, we ramped up our new product development and conducted significant market research to ensure that we can bring to market the innovative products that our customers want;

(i)

PROXY STATEMENT SUMMARY

◦	We launched two new foodservice stemware collections, Neo and Contour, using our state-of-the-art ClearFire® glass composition;

◦	We began development of our e-commerce strategy;

◦	We started our furnace consolidation effort to optimize our capacity footprint and better align our capacity with demand; and

◦	We streamlined our product portfolio and improved inventory control processes.
While we made significant progress with respect to our strategic priorities, our business was impacted by a number of headwinds. Declining restaurant traffic, an increasing shift of retail sales away from traditional brick-and-mortar stores toward e-commerce, a highly competitive pricing environment, foreign currency fluctuation, and a work stoppage at our Toledo manufacturing facility all impacted our financial results.

◦	2016 net sales of $793.4 million reflected a decrease of 3.5% from prior year, primarily due to foreign currency fluctuation.

◦	Net income was $10.1 million in 2016, compared to $66.3 million in 2015, reflecting the non-repeating $43.8 million tax benefit included in 2015.

◦	Our Adjusted EBITDA (calculated as shown in Appendix A) for 2016 was $109.8 million, compared to $116.1 million in 2015.

◦	Our stock price decreased from $21.32 on December 31, 2015 to $19.46 on December 31, 2016, reflecting annual total shareholder return (TSR) of (6)%, as shown in the chart below.

Comparison of Cumulative Five Year Total Return
$300
$250
$200
$150
$100
$50
$0
2011
2012
2013
2014
2015
2016
Libbey Inc.
Russell 2000 Index
Peer Group

Company / Index	Base Period Dec 2011	Indexed Returns Years Ending
		Dec 2012	Dec 2013	Dec 2014	Dec 2015	Dec 2016
Libbey Inc.	100	151.88	164.84	246.78	169.64	158.93
Russell 2000 Index	100	116.35	161.52	169.43	161.95	196.45
Peer Group	100	118.33	173.49	156.65	155.96	203.80

(ii)

PROXY STATEMENT SUMMARY

Peer Group
Actuant Corporation	Ethan Allen Interiors Inc.	Lifetime Brands, Inc.
Barnes Group Inc.	Flexsteel Industries, Inc.	Lindsay Corporation
Bassett Furniture Industries, Inc.	Graco, Inc.	Myers Industries, Inc.
Callaway Golf Company	Helen of Troy Limited	Oxford Industries, Inc.
Chart Industries, Inc.	Integra LifeSciences Holdings Corp.	Trex Company, Inc.
Coherent, Inc.	iRobot Corporation	TriMas Corporation
ESCO Technologies Inc.	La-Z-Boy Incorporated

◦	We fell short of target with respect to the financial performance measures under our 2016 Senior Management Incentive Plan ("SMIP") and our 2014 Long-Term Incentive Plan ("LTIP")
Despite our mixed financial performance, we remained committed to returning value to our shareholders:

◦	We distributed $12.1 million of free cash flow through share repurchases and dividends;

◦	We repaid $24.4 million of debt; and

◦	We reduced trade working capital (defined as net inventory plus net accounts receivable less accounts payable) by $17.3 million.
Executive Pay Highlights
Leadership Transitions. In January 2016, Stephanie Streeter resigned her position as CEO to pursue other opportunities and William A. Foley was appointed CEO in addition to his existing role as Chairman of the Board. In his role as CEO, Mr. Foley was awarded a pay package that includes:

◦	Initial base salary of $825,000;

◦	2016 SMIP target opportunity equal to 100% of actual base earnings;

◦	2016 LTIP target opportunity equal to 300% of annual base salary; and

◦	Prorated target opportunities under performance cash component of the 2014 LTIP and 2015 LTIP equal to $326,700 and $653,400, respectively.
Mr. Foley does not have an employment agreement, retention agreement, or change in control agreement with the Company, nor is he eligible to participate in the Company's Executive Severance Compensation Policy.
In connection with Ms. Streeter's departure, she and the Company entered into a Mutual Separation Agreement and Release providing for separation payments and benefits consistent with her employment agreement. In addition to accrued benefits, Ms. Streeter's separation compensation and benefits include:

◦	Severance equal to 2x base salary + 2x annual incentive target;

◦	Prorated annual incentive under the 2016 SMIP, based on forecasted Company performance;

◦	Prorated performance cash incentives under the 2014 LTIP, 2015 LTIP and 2016 LTIP, based on forecasted Company performance;

◦	Accelerated vesting of all cash-settled RSUs and cash-settled SARs;

◦	Accelerated vesting of all other unvested equity awards scheduled to vest by June 30, 2016;

◦	Outplacement services for 24 months, not to exceed $75,000 in total; and

◦	Continuation of health and life insurance benefits for 18 months.
In March 2016, the Company and James H. White mutually agreed that he would leave the Company effective March 31, 2016. In connection with his departure, Mr. White received separation compensation and benefits according to the Executive Severance Compensation Policy and the agreements under which he had been granted equity awards and performance cash award opportunities.

(iii)

PROXY STATEMENT SUMMARY

Incentive Plan Targets. In setting the named executives' target opportunities under the 2016 SMIP and 2016 LTIP, the Compensation Committee elected not to increase the target opportunities from the prior year plans for any of the named executives.
Salary Increases. Effective April 1, 2016, each of the non-CEO named executives received a 2.0% base salary increase. Effective June 1, 2016, the Committee approved an additional 7.8% increase to Ms. Cerioli's base salary.
2016 SMIP Results. The Committee assessed our performance under our 2016 SMIP in February 2017. Payouts under the 2016 SMIP were dependent on two equally weighted company-wide financial performance measures: growth in net sales (revenue growth) and adjusted cash earnings (calculated as shown in Appendix B). Even though the Committee approved certain adjustments to revenues and adjusted cash earnings (as more fully described on page 24) in order to disregard the impact (positive or negative) of special items that, at the time the budget was submitted to the Board of Directors for approval, either were not foreseen or were foreseen but were not included in the budget because the occurrence of the event was substantially uncertain at that time, the Committee took notice of the decline in total shareholder return over the 2016 fiscal year. As a result, although management had achieved revenue growth in excess of 95% of budgeted revenue growth (even before adjusting for special items), the Committee believed it was appropriate to limit the payout under the revenue growth metric to a threshold (40%) payout, as a result of which the combined payout under both performance metrics was limited to not more than 69.5%.
2014 LTIP Performance Cash Results. In February 2017, our Compensation Committee also reviewed our performance under the performance cash component of the 2014 LTIP, which covered the three-year performance cycle ended December 31, 2016. Payouts for all of the named executives were determined based 50% on company-wide adjusted EBITDA margin over the performance cycle and 50% on the ratio of company-wide year-end net debt to adjusted EBITDA over the performance cycle. Applying the payout scales described under "Compensation-Related Matters - What pay did Libbey's executives receive for 2016?" below, the Committee approved payouts equal to 74.4% of the target opportunities for the named executives. Adjusted EBITDA margin and net debt to adjusted EBITDA ratio are calculated as shown in Appendix A.

(iv)

PROXY STATEMENT SUMMARY

Executive Pay Practices. The table below highlights our current executive pay practices, including practices we have implemented in order to drive performance and practices that we have not implemented because we do not believe they would serve our shareholders’ long-term interests:

What We Do		What We Don't Do
✓
We tie pay to performance by ensuring that a significant portion of executive pay is performance-based and at-risk. We set clear financial goals for corporate performance, and we differentiate based on individual performance against objectives determined early in the year.
		x	We do not regularly provide tax gross-ups except on relocation assistance.
		x	We do not maintain compensation programs that we believe create undue risks for our business.
✓	Periodically, we review market data relative to our peer group of companies, and we utilize tally sheets to ensure compensation opportunities are consistent with the Compensation Committee's intent.	x	We do not provide significant additional benefits to executive officers that differ from those provided to all other U.S. employees.
		x	We do not permit repricing of stock options or SARs, nor do we permit buyouts of underwater stock options or SARs.
✓
We mitigate undue risk by emphasizing long-term incentives and using caps on potential payouts under both our annual and long-term incentive plans, clawback provisions in our Omnibus Incentive Plan, reasonable retention strategies, performance targets and appropriate Board and management processes to identify and manage risk.

		x	We do not permit hedging, pledging or engaging in transactions involving derivatives of our stock.
x
Effective with Mr. Foley's hire on January 12, 2016, we do not have an employment agreement or change in control agreement with our CEO, nor is our CEO covered by our Executive Severance Compensation Policy.

✓	We have modest post-employment and change in control arrangements that apply to our executive officers, with severance multiples of less than or equal to 2x.
✓	We utilize "double-trigger" vesting of equity awards and non-equity incentives after a change in control.
		x	We do not have employment agreements with our non-CEO executive officers.
✓	We provide only minimal perquisites that we believe have a sound benefit to our business.
✓	We have stock ownership / retention requirements to enhance alignment of our executives’ interests with those of our shareholders.
✓	Our Compensation Committee retains an external, independent compensation consultant and other external advisors as needed.

(v)

TABLE OF CONTENTS

(vi)

(vii)

QUESTIONS AND ANSWERS ABOUT THE MEETING

LIBBEY INC.

PROXY STATEMENT
We have sent you this proxy statement because our Board of Directors is asking you to give your proxy (the authority to vote your shares) to our proxy committee so that they may vote your shares on your behalf at our annual meeting of shareholders. The members of the proxy committee are Veronica (Ronni) L. Smith and Susan A. Kovach. They will vote your shares as you instruct.
We will hold the meeting in the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio, on May 17, 2017, at 2 p.m., eastern daylight saving time. This proxy statement contains information about the matters being voted on and other information that may be helpful to you.
QUESTIONS AND ANSWERS ABOUT THE MEETING
Who may vote?
You may vote if you were a holder of the common stock of Libbey Inc. at the close of business on March 20, 2017.
A complete list of shareholders entitled to vote at the Annual Meeting will be maintained at the Company’s principal executive offices at 300 Madison Avenue, Toledo, Ohio, for a period of at least 10 days before the Annual Meeting.
What may I vote on, what are my voting options and how does the Board recommend that I vote?

Proposal	Voting Options	Board Recommendation

No. 1 — Election of Directors: Election of William A. Foley, Deborah G. Miller and Steve Nave to serve as Class III directors	For, Withhold (as to any nominee) or Abstain	FOR each of Mr. Foley, Ms. Miller and Mr. Nave

No. 2 — Advisory Say-on-Pay:
RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K
	For, Against or Abstain	FOR

No. 3 — Frequency of Future Say-on-Pay Votes:
Recommend, on an advisory and non-binding basis, the frequency - every 3 years, every 2 years or 1 year - with respect to which shareholders should have future non-binding say-on-pay votes
	3 years, 2 years, 1 year or Abstain	1 YEAR

No. 4 — Ratification of Independent Auditor: Ratification of the appointment of Deloitte & Touche LLP as Libbey’s independent auditors for the 2017 fiscal year	For, Against or Abstain	FOR

QUESTIONS AND ANSWERS ABOUT THE MEETING

How do I vote?
Registered Shareholders
If you are a registered shareholder, you may vote in any of the following ways:

(
Vote by telephone: Call on a touch-tone telephone, toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern daylight saving time, on May 16, 2017. Make sure you have your proxy card, notice document or email that you received and follow the simple instructions provided.

:
Vote over the internet: Go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern daylight saving time, on May 16, 2017. Make sure you have available the proxy card, notice document or email that you received and follow the simple instructions provided.

*
Vote by mail: If you received printed copies of the proxy materials by mail, you may mark, date and sign the enclosed proxy card and return it in the postage-paid envelope that was provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Ä	Vote in person at the annual meeting: Bring the proxy card, notice document or email you received and bring other proof of identification and request a ballot at the meeting.
Shares held jointly by two or more registered shareholders may be voted by any joint owner unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.
Shares Held in Street Name
If you hold your shares in street name — in other words, you hold your shares through a broker or other nominee — you will receive from your broker a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It also will tell you how to request a paper or e-mail copy of our proxy materials. If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote, including Proposals 1 through 3.
Shares Held Through 401(k) Plan
If you participate in one of our 401(k) plans, and if you have investments in the Libbey Inc. stock fund and have an e-mail address provided by Libbey for business purposes, you will receive an e-mail message at your Libbey-provided e-mail address containing instructions that you must follow in order for shares in your account to be voted. If you participate in one of our 401(k) plans, have investments in the Libbey Inc. stock fund and do not have an e-mail address provided by Libbey for business purposes, you will receive instructions from the trustee of the applicable 401(k) plan that you must follow in order for shares in your account to be voted.
May I change my vote?
If you are a shareholder of record, you may, at any time before your shares are voted at the annual meeting, change your vote or revoke your proxy by:

•	sending us a proxy card dated later than your last vote;

•	notifying the Secretary of Libbey in writing; or

•	voting at the meeting.
If you hold your shares in street name through a broker or other nominee, you should contact your broker or nominee to determine how to change your vote or revoke your proxy.
How many shares of Libbey common stock are outstanding?
At the close of business on March 20, 2017, there were 21,902,950 shares of Libbey common stock outstanding. Each share of common stock is entitled to one vote.

QUESTIONS AND ANSWERS ABOUT THE MEETING

How big a vote do the proposals need in order to be adopted?
Provided that a quorum is present either in person or by proxy at the Annual Meeting, Proposals 1 through 4 must receive the required votes set forth below:

Proposal	Required Vote
Proposal 1 — Election of William A. Foley, Deborah G. Miller and Steve Nave as Class III directors	Since the election of directors is uncontested, each director must receive the vote of the majority of the votes cast with respect to such director’s election.

Proposal 2 — Advisory Say-on-Pay	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Proposal 3 — Frequency of Future Say-on-Pay Votes	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Proposal 4 — Ratification of Independent Auditors	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.
What constitutes a quorum?
Under our By-laws, the holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum, permitting business to be transacted at the meeting.
How will votes be counted?
Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. For purposes of determining whether the shareholders have approved a matter, abstentions are not treated as votes cast ‘‘for,’’ ‘‘against’’ or ‘‘withheld,’’ and therefore will have no effect on the outcome of any of Proposals 1 – 4. Additionally, broker non-votes will not be considered as present and entitled to vote with respect to any of Proposals 1 – 3. The common stock outstanding on the record date held by the trustee under Libbey’s 401(k) plans will be voted by the trustee in accordance with instructions from participants in those plans. Votes will not be cast with respect to those shares in the plans for which no instructions are received.
What are broker non-votes?
If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to vote your shares with respect to certain matters, including Proposals 1 – 3, unless you give your broker or nominee specific instructions as to how to vote. Non-voted shares on non-routine matters are called broker non-votes. They will not be counted in determining the number of shares necessary for approval but will be counted in determining whether there is a quorum.
How will voting be conducted on other matters raised at the meeting?
The proxy committee will vote on other matters that properly come before the meeting in accordance with the Board’s recommendation or, if no recommendation is given, in the discretion of the proxy committee.
When must shareholder proposals be submitted for the 2018 Annual Meeting?
A shareholder desiring to submit a proposal for inclusion in our Proxy Statement for our 2018 Annual Meeting must deliver the proposal so that we receive it no later than December 5, 2017. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if submitted after February 18, 2018. A shareholder desiring to nominate one or more directors for election at our 2018 Annual Meeting must deliver the written nomination no earlier than January 17, 2018, and no later than February 16, 2018. All such proposals must be addressed to Susan A. Kovach, Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

LIBBEY CORPORATE GOVERNANCE

LIBBEY CORPORATE GOVERNANCE

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board of Directors, which currently has eight directors, is divided into three classes. The term of office for members of Class III of the Board of Directors will expire on the date of the Annual Meeting in 2017. Theo Killion will not stand for reelection at the meeting. Instead, the Board has, based upon the recommendation of the Nominating and Governance Committee, nominated Steve Nave to stand for election to Class III along with William A. Foley and Deborah G. Miller.
Those persons who are elected to Class III as directors at the 2017 Annual Meeting will hold office until their terms expire on the date of the 2020 Annual Meeting or until their successors are elected and qualified. The terms of office of the members of Class I and Class II of the Board of Directors will expire on the date of the Annual Meeting in 2018 and 2019, respectively. Information regarding Mr. Foley, Ms. Miller and Mr. Nave is below under ‘‘Who are the members of our Board of Directors?’’
Only Mr. Foley, Ms. Miller and Mr. Nave will be nominated for election as directors at the Annual Meeting. Each has consented to being named in this proxy statement and to serve if elected, and we expect each to be available to serve. If any of them becomes unavailable to serve before the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced.
Shares represented by proxies will be voted for the election of these three nominees unless authority to vote for any or all of these nominees is withheld. A shareholder entitled to vote for the election of directors may withhold authority to vote for any or all of the nominees.
The Board of Directors recommends a vote FOR
each of Mr. Foley, Ms. Miller and Mr. Nave.

LIBBEY CORPORATE GOVERNANCE

Who are the members of Libbey’s Board of Directors?
Our Board of Directors is divided into three classes, with one class standing for election at each Annual Meeting of shareholders. Theo Killion will not stand for reelection at our 2017 Annual Meeting of shareholders. Instead, our Board has nominated Steve Nave, who will be new to our Board, and William A. Foley and Deborah G. Miller, who are incumbents, for election at our 2017 Annual Meeting of shareholders.

Standing for Election - Class III

William A. Foley Age 69 Chairman since 2011 Director since 1994
Director Qualifications:
• Consumer product marketing experience, particularly in the glass tableware industry
• Significant organizational leadership and management skills
• Public company board and corporate governance experience

Professional Experience: Mr. Foley has been Libbey's Chief Executive Officer since January 12, 2016. Since 2011, he also has served as Chairman of the Board, on which he has served as a director since 1994. Mr. Foley served as Chairman and Chief Executive Officer of Blonder Accents, LLC from June 2011 until November 2011 and served as Chairman and Chief Executive Officer of Blonder Company from 2008 until June 2011. Previously, Mr. Foley was President and a director of Arhaus, Inc.; co-founder of Learning Dimensions LLC; Chairman and Chief Executive Officer of LESCO Inc.; and Chairman and Chief Executive Officer of Think Well Inc. Mr. Foley also fulfilled the roles of Vice President, General Manager for The Scotts Company Consumer Division, and Vice President and General Manager of Rubbermaid Inc.'s Specialty Products division. Mr. Foley spent the first 14 years of his career with Anchor Hocking Corp. in various positions, including Vice President of Sales & Marketing of the Consumer and Industrial Products Group.

Education: Mr. Foley holds a bachelor's degree from Indiana University and an M.B.A. from Ohio University.

Public Company Boards: Mr. Foley is currently on the Board of Directors of Myers Industries, Inc. (NYSE: MYE), and has previous experience on the board of LESCO Inc.

Deborah G. Miller Age 67 Director since 2003	Director Qualifications: • Global management experience • Sales and marketing ingenuity • Extensive information technology experience

Professional Experience: From 2003 to the present, Ms. Miller has been the Chief Executive Officer of Enterprise Catalyst Group, a management consulting firm specializing in high technology and biotechnology transformational applications. Ms. Miller was also President, Chief Executive Officer and Chairman of Ascendent Systems, a provider of enterprise voice mobility solutions, from 2005 to 2007. Ms. Miller has more than 30 years of global management experience, including roles as Chief Executive Officer of Maranti Networks; President and Chief Executive Officer of Egenera; Chief Executive Officer of On Demand Software; and various positions with IBM. Throughout her career, Ms. Miller has contributed to the success of international business enterprises with her innovative approach to sales and marketing.

Education: Ms. Miller has a bachelor’s degree from Wittenberg University, of which she is an Emeritus member of the Board of Directors.

Public Company Boards: Ms. Miller has been a member of the Board of Directors of Sentinel Group Funds, Inc. (SENCX) since 1995.

LIBBEY CORPORATE GOVERNANCE

Steve Nave Age 47 Nominated in 2017	Director Qualifications: • Extensive e-commerce experience • Deep knowledge of retail and consumer products industries • Significant executive leadership experience • Brand marketing expertise

Professional Experience: Mr. Nave currently serves as President and Chief Executive Officer and a director of Bluestem Group Inc., a holding company whose businesses include Bluestem Brands, Inc., a multi-brand, online retailer of a broad selection of name-brand and private label general merchandise through 16 unique retail brands. Mr. Nave has held his current position since November 2014, when a subsidiary of Bluestem Group Inc. acquired Bluestem Brands, Inc. From December 2012 until assuming his current role, Mr. Nave served as President and Chief Executive Officer and a director of Bluestem Brands, Inc. Prior to Bluestem, Mr. Nave held several executive leadership positions with Walmart.com, from its launch in 2000 until 2011, including Chief Financial Officer, Chief Operating Officer, and most recently as its chief executive, as well as serving as a senior officer of Wal-Mart Stores, Inc. From 1995 to 2000 he served in both the Audit and Mergers & Acquisitions practices of Ernst & Young, LLP, serving clients in the Retail & Consumer Products and Technology industries. Mr. Nave previously served on the board of directors of Shopzilla, Inc., a leading source of sales and consumer feedback for online merchants and retail advertisers in the United States and Europe.

Education: Mr. Nave has a bachelor’s degree in Accounting from Oklahoma State University.

Public Company Boards: None.

Continuing Directors - Classes I and II

Carlos V. Duno Class II Age 69 Director since 2003	Director Qualifications: • Strategic planning in international organizations • Glass industry experience, both at Vitro S.A. and as a former director of Anchor Glass Container Corporation

Professional Experience: Mr. Duno is the Owner and Chief Executive Officer of The Hire Firm (since 2006), the premier recruiting and staffing firm in northern New Mexico, and Owner and Chief Executive Officer of CDuno Consulting (since 2004). From 2001 to 2004, Mr. Duno served as Chairman of the Board and Chief Executive Officer of Clean Fuels Technology, a leading developer of emulsified fuels for transportation and power generation applications. Mr. Duno’s glass industry experience began during his six years as President of Business Development and Planning for Vitro S.A. in Monterrey, Mexico from 1995 to 2001. Mr. Duno’s earlier professional experience included a two-year term as Vice President Strategic Planning for Scott Paper Company and several years with McKinsey & Co. and Eli Lilly.

Education: Mr. Duno holds a B.S. in industrial engineering from the National University of Mexico, and an M.B.A. in finance and an M.S. in industrial engineering, both from Columbia University. He also is certified in leadership and transition coaching by the Hudson Institute of Coaching.

Public Company Boards: None.

LIBBEY CORPORATE GOVERNANCE

Ginger M. Jones Class II Age 52 Director since 2013
Director Qualifications:
•  Experience as chief financial officer of a public company with over $2 billion in revenues
•  Significant executive leadership experience in financial strategy and experience in public audit functions, resulting in her qualification as an audit committee financial expert
•  Experience in global supply chain

Professional Experience: Ms. Jones is the Vice President, Chief Financial Officer of Cooper Tire & Rubber Company (NYSE: CTB), where she has served since December 2014. She joined Cooper from Plexus Corp. (NASDAQ: PLXS), a global electronics, engineering and manufacturing services company, where she served as Chief Financial Officer since 2007 and was responsible for all finance, treasury, investor relations and information technology functions. A certified public accountant, Ms. Jones began her career with Deloitte & Touche, culminating in her role as audit manager for audits of middle market companies.

Education: She holds a bachelor’s degree in accounting from the University of Utah and an M.B.A. from The Ohio State University Fisher College of Business.

Public Company Boards: None.

Eileen A. Mallesch Class II Age 61 Director since 2016
Director Qualifications:
•  Significant financial and enterprise risk management expertise
•  Public company board and corporate governance experience
•  Experience with mergers, acquisitions and divestitures
•  International business experience
•  Foodservice and consumer products industry knowledge

Professional Experience: Ms. Mallesch served as Senior Vice President and Chief Financial Officer of the property and casualty insurance business of Nationwide Insurance from 2005 to 2009. Previously, Ms. Mallesch was employed by General Electric, where she served as Senior Vice President and Chief Financial Officer of Genworth Financial Life Insurance Company from 2003 to 2005; Vice President and Chief Financial Officer of GE Financial Employer Services Group from 2000 to 2003; and Controller for GE Americom from 1998 to 2000. Ms. Mallesch’s positions before 2000 include International Business Area Controller, Energy Ventures for Asea Brown Boveri, Inc., a multinational power and automation technologies company, and financial management positions with PepsiCo, Inc. (NYSE: PEP). Ms. Mallesch is a certified public accountant and began her career as a senior auditor with Arthur Andersen.

Education: Ms. Mallesch holds a bachelor's degree in accounting from City University of New York.

Public Company Boards: Ms. Mallesch currently serves on the boards of directors of Fifth Third Bancorp (NASDAQ:FITB) (since 2016), State Auto Financial Corp. (NASDAQ: STFC) (since 2010) and Bob Evans Farms, Inc. (NASDAQ: NOBE) (since 2008).

LIBBEY CORPORATE GOVERNANCE

Carol B. Moerdyk Class I Age 66 Director since 1998
Director Qualifications:
•  Significant financial expertise, developed through her experience as a CFA and public company chief financial officer
•  Public company board and corporate governance experience
•  Executive leadership and U.S. and international operations experience

Professional Experience: Ms. Moerdyk retired from OfficeMax Incorporated (formerly Boise Cascade Office Products Corporation) in 2007. At OfficeMax, she served as Senior Vice President, International from August 2004 until her retirement. Previously, she held various roles at Boise Cascade Office Products Corporation, including Senior Vice President Administration, Senior Vice President North American and Australasian Contract Operations, and Chief Financial Officer. Ms. Moerdyk began her professional career as an assistant professor of finance at the University of Maryland.

Education: Ms. Moerdyk is a Chartered Financial Analyst and holds a bachelor’s degree from Western Michigan University and a Ph.D. Candidate’s Certificate in finance from the University of Michigan.

Public Company Boards: Ms. Moerdyk has served on the Board of Directors of American Woodmark Corporation (NASDAQ: AMWD) since 2005.

John C. Orr Class I Age 66 Lead Director since 2016 Director since 2008
Director Qualifications:
•  Extensive international manufacturing and plant management experience
•  Extensive organizational leadership experience
•  Public company board and corporate governance experience

Professional Experience: From 2005 until his retirement in December 2015, Mr. Orr served as President, Chief Executive Officer, and a director of Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. Before assuming those positions, Mr. Orr was President and Chief Operating Officer of Myers Industries and General Manager of Buckhorn Inc., a Myers Industries subsidiary. Mr. Orr’s earlier career included 28 years with The Goodyear Tire and Rubber Company, where he gained experience in production and plant management at facilities throughout North America and Australia, eventually holding such positions as Director of Manufacturing in Latin America and Vice President Manufacturing for the entire company worldwide.

Education: Mr. Orr holds a B.S. in communication from Ohio University and has additional training from Harvard Business School in business strategy, finance and operations.

Public Company Boards: Mr. Orr served on the Board of Myers Industries, Inc. (NYSE: MYE) from May 2005 to December 2015.

How is our Board leadership structured?
Our Board has seven non-management directors and one employee director. Theo Killion, who currently serves as a non-management director, will not stand for reelection at the 2017 Annual Meeting of shareholders. The Board has nominated a new independent director, Steve Nave, for election.
All of the non-management directors have been determined to be independent. For more information with respect to how the Board determines which directors are considered to be independent, see ‘‘How does the Board determine which directors are considered independent?’’ below.
The Board periodically assesses its leadership structure and, when appropriate, changes its leadership structure, to ensure effective, independent oversight of management and facilitate its engagement in, and understanding of, our business. For example, when Ms. Streeter joined the Company and was named CEO in August 2011, the Board separated the chairman and CEO roles to enable Ms. Streeter to devote herself to becoming familiar with our business, industry and customers.

LIBBEY CORPORATE GOVERNANCE

In connection with Ms. Streeter's departure from the Company on January 11, 2016, the Board reevaluated its leadership structure and combined Mr. Foley's role as Chairman with his newly appointed role as CEO. Previously, Mr. Foley had served as an independent director on the Board since 1994 and as independent Chairman of the Board since August 2011. The Board believes that the most effective leadership structure at the present time is for Mr. Foley, an experienced director with a history of overseeing the Company's management, to serve as both Chairman and CEO. Combining the Chairman and CEO roles in Mr. Foley demonstrates to our employees, suppliers, customers and other stakeholders that we are under strong leadership, with a single person, who has extensive institutional and industry knowledge, setting the tone and having primary responsibility for managing our operations.
Recognizing the importance of independent Board leadership, the Board also created the role of Independent Lead Director. The Independent Lead Director's duties include:

•
Advising the Chairman and CEO as to an appropriate schedule of Board meetings, to ensure that the non-employee directors can perform their duties responsibly while not interfering with on-going company operations;

•	Approving with the Chairman and CEO the information, agenda and schedules for the Board and Committee meetings;

•
Advising the Chairman and CEO as to the quality, quantity and timeliness of the information submitted by management that is necessary or appropriate for the non-employee directors to effectively and responsibly perform their duties;

•	Recommending to the Chairman the retention of advisors and consultants to report directly to the Board;

•	Calling meetings of the non-employee directors;

•	Developing the agendas for and serving as Chairman of the executive sessions of the Board's non-employee directors;

•	Serving as principal liaison between the non-employee directors and the Chairman and CEO on sensitive issues;

•	Recommending to the Nominating and Governance Committee the membership of various Board Committees, as well as the selection of Committee chairperson;

•	Serving as Chairman of the Board when the Chairman is not present;

•	Serving as ex-officio member of each committee and regularly attending committee meetings; and

•	Lead Independent Director Evaluation of the CEO, including an annual evaluation of the CEO's interactions with the directors and ability to lead and direct the full Board.
The Board chose Mr. Orr to assume this role. Mr. Orr has been an independent director on the Board since 2008, serves as the Chair of the Nominating and Governance Committee, and is a member of the Audit Committee.
The Board believes that Mr. Foley serving as Chairman and CEO and Mr. Orr serving as Independent Lead Director promotes unified leadership while maintaining effective, independent oversight.
Does Libbey have Corporate Governance Guidelines?
Our Board of Directors has adopted Corporate Governance Guidelines that govern the Board of Directors. Our Corporate Governance Guidelines and Code of Business Ethics and Conduct (which applies to all of our employees, officers and directors), as well as the Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, are available on our website (www.libbey.com). They also are available in print, upon request, to any holder of our common stock. Requests should be directed to Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

LIBBEY CORPORATE GOVERNANCE

What are the roles of the Board’s committees?
Our Board of Directors has the following standing committees:

Standing Committee	Key Functions		Number of 2016 Meetings
Audit Committee	See “Audit-Related Matters – Report of the Audit Committee” below.		7

Compensation Committee	•	Consider the potential impact of our executive pay program on our risk profile	5
	•	Review executive pay at comparable companies and recommend to the Board pay levels and incentive compensation plans for our executives
	•	Review and approve goals and objectives relevant to the targets of the executive incentive compensation plans
•
Establish the CEO’s pay, and in determining the long-term incentive compensation component of the CEO’s pay, consider the Company’s performance, relative shareholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to our CEO in prior years

	•	Annually evaluate the Compensation Committee's performance and effectiveness
	•	Produce an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K, as required by the SEC
	•	Approve award grants under our equity participation plans and oversee and administer these plans

Nominating and Governance Committee	•	Develop and implement corporate governance policies and practices	5
•
Establish a selection process for new directors to meet the needs of the Board, for evaluating and recommending candidates for Board membership, for assessing the Board's performance and reviewing that assessment with the Board and for establishing objective criteria to evaluate the CEO's performance

	•	Review director pay and recommend to the Board pay levels for our non-management directors
	•	Review plans for both emergency and orderly succession of the CEO
The following table identifies, for each of our non-management directors, the committees on which he or she served in 2016 and will serve beginning May 17, 2017:

	Audit Committee		Compensation Committee		Nominating and Governance Committee
Director	2016	2017	2016	2017	2016	2017
Carlos V. Duno			Chair	Chair	Member	Member
William A. Foley(1)
Ginger Jones(2)(3)	Chair	Chair	Member	Member
Theo Killion(3)(4)	Member		Member
Eileen A. Mallesch(2)(3)	Member	Member	Member	Member
Deborah G. Miller(3)	Member	Member			Member	Member
Carol B. Moerdyk			Member	Member	Member	Member
John C. Orr(2)(3)	Member	Member			Chair	Chair

(1)	Mr. Foley ceased to be a non-management director on January 12, 2016, when he was appointed as our CEO. Accordingly, Mr. Foley no longer serves on any committees.

(2)	Determined by the Board to be qualified as an audit committee financial expert, as defined in SEC regulations.

(3)
Determined by the Board to be financially sophisticated and literate and to have accounting and related financial management expertise, as those qualifications are interpreted by the Board in its business judgment.

(4)	Mr. Killion will not stand for reelection at our 2017 Annual Meeting of shareholders.

LIBBEY CORPORATE GOVERNANCE

The Board has determined that all members of its standing committees are independent, as defined in SEC regulations and the NYSE MKT Company Guide. The Board also has determined that all members of the Compensation Committee are ‘‘outside directors,’’ as defined in 26 CFR § 1.162-27.
How does our Board oversee risk?
Our management is responsible for day-to-day risk management and our Board, through the Audit Committee and the Board’s other committees, is responsible for overseeing our risk management processes. We have an enterprise-wide risk management program. Our Director, Global Audit and Enterprise Risk Management, who reports to the Audit Committee, has primary responsibility for this program. We also have an Enterprise Risk Management Steering Committee comprising members of senior management from across our operations.
Through our enterprise risk management program, we identify, evaluate and address actual and potential risks that may impact our business and our financial results. Our Director, Global Audit and Enterprise Risk Management, routinely reports to our Board and the Audit Committee with respect to the status of our program and particular risks and risk management strategies.
The Board, through the Nominating and Governance Committee, is responsible for regularly reviewing the Company's succession planning, including but not limited to the Company's plans for emergency and orderly succession of the CEO.
How does our Board select nominees for the Board?
Our Board selects new directors following review and evaluation by the Nominating and Governance Committee, which also proposes and reviews the criteria for membership at least biannually and proposes and reviews the selection process. The Nominating and Governance Committee evaluates governance needs and skill requirements, and solicits input from all Board members and makes its recommendation to the Board. The Chairman, on behalf of the Board, extends invitations to join the Board. A shareholder who wishes to recommend a prospective nominee for the Board may notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing, including any supporting material the shareholder deems appropriate. Candidates nominated by shareholders will be given the same consideration as candidates nominated by other sources.
The Board, in its Corporate Governance Guidelines, has determined that Board members must satisfy the following standards and qualifications:

Requisite Characteristics for Board Candidates

•	the highest professional and personal ethics and values, consistent with long-standing Libbey values and standards
•	broad experience at the policy-making level in business, government, education, technology or public interest
•	commitment to enhancing shareholder value
•	devotion of sufficient time to carry out the duties of Board membership and to provide insight and practical wisdom based upon experience
•
expertise in areas that add strategic value to the Board. For example, e-commerce experience, consumer products experience; omni-channel experience; brand marketing experience; diversity of race, ethnicity, gender, age, cultural background or professional experience; broad international exposure or specific in-depth knowledge of a key geographic growth area; shared leadership model experience; extensive knowledge of the Company's business or in a similar type industry or manufacturing environment; mergers and acquisitions; global business integration experience; significant sophisticated financial understanding or experience; global supply chain expertise; transformative change management experience; information technology or enterprise risk management implementation experience; sitting chief executive officer or chief financial officer of a public company; financial acumen; investor relations experience; and risk oversight or management experience.

•
serve on the boards of directors of no more than three other public companies and, if intending to serve on the Audit Committee of the Board, serve on the audit committees of no more than two other public companies

In addition, the Board’s Corporate Governance Guidelines set forth the Board’s intention to seek directors who are strategic thinkers, understand complex capital structures and the operational constraints that they create, are members of the boards of directors of other public companies and have experience and expertise in corporate governance, marketing

LIBBEY CORPORATE GOVERNANCE

expertise and/or experience in the consumer products industry. Consistent with the Board’s Corporate Governance Guidelines, the Board also seeks directors who, as compared to existing members of the Board, are diverse with respect to geography, employment, age, race or gender. Reflecting this desire to foster a diverse Board, four of our current non-management directors are women, one non-management director is Hispanic and one non-management director is African-American.
Finally, the Board considers other relevant factors as it deems appropriate, including the Board's current composition, the balance of management and independent directors, the need for particular subject-matter expertise and the Board’s evaluations of other prospective nominees.
The Nominating and Governance Committee engaged a third-party search firm to identify and recruit Ms. Moerdyk, Mr. Orr and Mr. Nave. Under its charter, the Nominating and Governance Committee has authority to engage third-party search firms in fulfilling its duties to select nominees to the Board.
How does our Board determine which directors are considered independent?
Pursuant to the Corporate Governance Guidelines approved by the Board, the Board has made a determination as to each Board member's independence. In making this determination, the Board has considered the existence or absence of any transactions or relationships between each director or any member of his or her immediate family and Libbey and its subsidiaries and affiliates, including those reported under ‘‘Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?’’ below. The Board also examined the existence or absence of any transactions or relationships between directors or their affiliates and members of Libbey’s senior management or their affiliates.
As provided in the Guidelines, the purpose of this review was to determine whether there is any relationship that is inconsistent with a determination that a director is independent of Libbey or its management. Specifically, the Guidelines preclude a determination of independence if the director does not meet the independence requirements in the NYSE MKT Company Guide, since our common stock currently is listed on the NYSE MKT exchange.
As a result of this review, the Board has affirmatively determined that Carlos V. Duno, Ginger M. Jones, Theo Killion, Eileen A. Mallesch, Deborah G. Miller, Carol B. Moerdyk, Steve Nave and John C. Orr are independent of Libbey and its management under the standards set forth in the Corporate Governance Guidelines. Mr. Foley is considered to be an inside director because of his employment as Libbey's CEO.
Compensation Committee Independence. In determining whether the members of our Compensation Committee are independent, within the meaning established by the NYSE MKT Company Guide, our Board takes into account all factors specifically relevant to a determination of whether any Compensation Committee member has a relationship to us that is material to his or her ability to be independent in connection with his or her duties as a Compensation Committee member. The factors considered include, but are not limited to, the source of compensation of the member and whether the member is affiliated with us or one of our subsidiaries or affiliates. After taking into account all of these factors, our Board has determined that all of the members of our Compensation Committee are independent within the meaning established by the NYSE MKT Company Guide.
How often did our Board meet during fiscal 2016?
During 2016, the Board held five regularly scheduled meetings and three special meetings. Each Board member attended 75% or more of the aggregate number of Board meetings and at least 75% of the aggregate number of Board committee meetings that he or she was eligible to attend.
Certain Relationships and Related Transactions — What transactions involved directors or other related parties?
A substantial majority of our directors is independent, as defined in the NYSE MKT Company Guide and our Corporate Governance Guidelines. Our Code of Business Ethics and Conduct, which we refer to as our Code of Ethics, generally prohibits related-party transactions involving directors.
Our Code of Ethics requires that all of Libbey’s directors, officers and other employees avoid conflicts of interest. Related- party transactions of the nature and magnitude that must be disclosed under Item 404(b) of Regulation S-K would be considered transactions that could give rise to a conflict of interest, and therefore are covered by our Code of Ethics. Our

LIBBEY CORPORATE GOVERNANCE

Code of Ethics requires that conflicts of interest be reported to our Legal Department, and that our General Counsel's written concurrence is required to waive any conflict of interest. In addition, our Code of Ethics requires that waivers of our Code of Ethics with respect to executive officers or directors may be granted only by the Board of Directors and only if the noncompliance with our Code of Ethics is or would be immaterial or if the Board of Directors otherwise determines that extraordinary circumstances exist and that the waiver is in our shareholders' best interests.
How do shareholders and other interested parties communicate with the Board?
Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to Non-Management Directors, c/o Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060. The Nominating and Governance Committee has approved a process for handling letters that we receive and that are addressed to the non-management members of the Board. Under that process, the Corporate Secretary is responsible for reviewing all such correspondence and regularly forwarding to the non-management members of the Board a summary of all correspondence and copies of all correspondence that, in the Corporate Secretary's opinion, deals with the function of the Board or its committees or that the Corporate Secretary otherwise determines requires the Board's attention. Directors may, at any time, review a log of all correspondence that we receive and that is addressed to the Non-Management Directors or other Board members and request copies of that correspondence. Concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of our internal auditors and Audit Committee and are handled according to procedures established by the Audit Committee.
Are Libbey’s directors required to attend Libbey’s Annual Meeting of shareholders?
Our directors are not required to attend our Annual Meeting of shareholders, but we typically hold a Board meeting at the same location and on the same day as the Annual Meeting. We anticipate that a substantial majority of our directors will attend the Annual Meeting on May 17, 2017. In 2016, all of the Board members attended our Annual Meeting.

COMPENSATION-RELATED MATTERS

COMPENSATION-RELATED MATTERS

PROPOSAL 2 — ADVISORY SAY-ON-PAY VOTE
We are providing shareholders the opportunity to cast an advisory vote with respect to the following resolution:
RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K.
Our 2016 executive pay program, discussed below under ‘‘Compensation Matters — Compensation Discussion and Analysis’’ and related tables and narrative, is intended to deliver performance-based, market-driven pay:

Pay Objective	Supportive Components of 2016 Pay Program
Support our business strategy; drive long-term performance and shareholder value	•	Annual and long-term incentive plan performance measures focused on growing our business profitably, improving our ability to generate cash and improving our return on invested capital (ROIC)
	•	Individual objectives heavily focused on developing and executing our strategy

Align interests of executives and shareholders	•	Performance-based annual and long-term incentive plans
	•	80% of our CEO's target pay opportunity is "at-risk"
	•	Growth in our stock price is required in order to deliver any value to named executives under NQSOs and SARs
	•	RSUs directly align interests of executives and shareholders
	•	Stock ownership / retention guidelines designed to require our executives to own meaningful amounts of our stock

Attract and retain highly talented and experienced senior executives who are key to implementing our strategy and achieving future success	•	Market-driven total pay package
	•	NQSO and RSU grants that vest ratably over four years, and special "new hire" awards to attract top talent

Align executive pay program with corporate governance best practices	•	Limited perquisites (tax return preparation and financial planning, executive health screening program, limited ground transportation and airline club membership)
	•	Limited severance pay arrangements
	•	No regular tax gross-ups except on relocation assistance
	•	Stock ownership / retention guidelines designed to require executives to own meaningful amounts of our stock
	•	Annual and long-term incentive awards and RSU, SAR and NQSO awards are subject to clawback
We believe that our 2016 executive pay program linked directly to our corporate strategy. The quantitative performance metrics under both our 2016 SMIP and the performance cash component of our 2016 LTIP were directly tied to revenue growth, improving our ability to generate cash and improving our return on invested capital, all of which are critical to achieving our strategic objectives.
Additionally, the reduced payouts under our 2016 SMIP (limited to 69.5% of target before application of the modifier for individual performance) and the performance cash component of our 2014 LTIP (at only 74.4% of target) directly reflect our financial performance and the Committee's recognition that, even as we increased our return of cash to shareholders in 2016 through share repurchases and dividends, our total shareholder return for the year was (6.0%).
Because your vote is advisory, it will not be binding on Libbey, our Compensation Committee or our Board of Directors. However, we value the opinions of our shareholders, and our Compensation Committee and Board will carefully consider the outcome of this vote.
The Board of Directors recommends a vote FOR
the approval, on an advisory basis, of the resolution.

COMPENSATION-RELATED MATTERS

PROPOSAL 3 — SAY-ON-PAY FREQUENCY
This proposal gives shareholders the opportunity to cast an advisory vote on how often we should provide shareholders with future say-on-pay votes. Shareholders may vote to have the say-on-pay vote every year, every two years, or every three years.
We believe a say-on-pay vote should be held once each year, as has been conducted by the Company since 2011. This recommendation is based on a number of considerations, including the following:

•	In our last frequency advisory vote in 2011, "1 year" received a majority of the votes cast by shareholders.

•
An annual advisory say-on-pay vote allows our shareholders to provide us with their direct input on our executive compensation as disclosed in the proxy statement every year and will be most useful to the Board.

This advisory vote does not bind our Board of Directors. Regardless of the Board's recommendation and the outcome of the shareholder vote on this proposal, our Board may in the future decide to conduct advisory say-on-pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to our executive pay program. The Board will disclose its position on the frequency of future say-on-pay votes no later than August 31, 2017.
Shareholders may cast their advisory vote to conduct future advisory say-on-pay votes every "1 Year," "2 Years," or "3 Years," or "Abstain."
The Board of Directors recommends a vote FOR
holding future say-on-pay votes every "1 YEAR."

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding our 2016 executive pay program, particularly as it relates to the following individuals, who are our named executives for 2016:

Named Executive	Title
William A. Foley(1)	Chairman and Chief Executive Officer
Stephanie A. Streeter(2)	former Chief Executive Officer
Sherry Buck(3)	former Vice President, Chief Financial Officer
Annunciata (Nucci) Cerioli	Vice President, Chief Supply Chain Officer
Susan A. Kovach	Vice President, General Counsel and Secretary
Salvador Miñarro Villalobos	Vice President, General Manager, U.S. and Canada
James H. White(4)	former Vice President, Chief Operating Officer

(1)	Effective January 12, 2016.

(2)	Ms. Streeter's employment ended January 11, 2016.

(3)	Ms. Buck's employment ended December 31, 2016.

(4)	Mr. White's employment ended March 31, 2016.

Executive Summary
Financial and Operational Highlights
Throughout 2016, we focused on transforming our business to become a faster-moving, market-focused company with improved margins and greater cash flow. We made substantial operational and organizational improvements to drive strategic priorities, address a number of legacy issues, and better position ourselves for sustainable, profitable growth:

•
In addition to strengthening our relationships with customers, we ramped up our new product development and conducted significant market research to ensure that we can bring to market the innovative products that our customers want;

•	In that connection, we launched two new foodservice stemware collections, Neo and Contour, using our state-of-the-art ClearFire® glass composition;

•	We began development of our e-commerce strategy;

•	We started our furnace consolidation effort to optimize our capacity footprint and better align our capacity with demand; and

•	We streamlined our product portfolio and improved inventory control processes.
We believe that the changes made in 2016 and the additional improvements planned for 2017 will create the momentum necessary to strengthen our Company, create consistent growth and increase our future profitability.
However, we faced significant headwinds, including:

•	In the foodservice channel of distribution, declining restaurant traffic resulting from a continued move away from dining in restaurants to dining at home;

•	In the retail channel of distribution, an increasing shift away from brick-and-mortar stores toward e-commerce;

•	In all of our channels of distribution, a highly competitive pricing environment;

•
A two-week work stoppage at our Toledo manufacturing facility that negatively impacted gross profit by $4.2 million, net sales by an estimated $7 million to $9 million, and pre-tax income by approximately $7 million to $8 million. Additionally, the estimated lost sales negatively impacted adjusted EBITDA (calculated as shown in Appendices A and B) by approximately $3 million to $4 million;

•	Significant volatility in foreign currency exchange rates, in particular with respect to the Mexican peso and the euro; and

COMPENSATION-RELATED MATTERS

•
Prior-year (2015) results that benefited from non-repeating items such as the release in the fourth quarter of 2015 of our U.S. deferred tax valuation allowance, which favorably impacted 2015 net income by approximately $43.8 million.

Faced with those challenges, we delivered the following financial results:

•
Although 2016 net sales were $793.4 million, a decrease of 3.5% year-over-year (or a decrease of 1.1% excluding the impact of currency), we achieved an increase in net sales in the foodservice channel. Despite ongoing decline in restaurant traffic trends, our U.S. and Canada foodservice sales grew 2.3%, which we believe indicates that Libbey is continuing to win market share.

•	Net income was $10.1 million in 2016, compared to $66.3 million in 2015.

•	Our Adjusted EBITDA (calculated as shown on Appendices A and B) for 2016 was $109.8 million, compared to $116.1 million in 2015.

•	Our stock price decreased from $21.32 on December 31, 2015 to $19.46 on December 31, 2016, reflecting annual total shareholder return (TSR) of (6)%, as shown in the chart on page (ii).
In addition, we returned $12.1 million to our shareholders through share repurchases and dividends, and we reduced our trade working capital (defined as as net inventory plus net accounts receivable less accounts payable) by $17.3 million compared to the prior year. Trade working capital is calculated as shown in Appendix A.
Executive Pay Highlights
At our 2016 Annual Meeting of shareholders, our say-on-pay proposal garnered the support of over 98% of the shares voted. Our Compensation Committee interpreted the results of the vote as an affirmation of our executive pay program and, as a result, the Committee generally retained the same structure for our 2016 executive pay program.
Notable actions taken by the Committee regarding our named executives' pay for 2016 include:

•
When Mr. Foley was hired as CEO in January, the Committee approved an initial base salary of $825,000, a target SMIP opportunity of 100% and a target LTIP opportunity of 300%, all of which are consistent with the compensation package that had been provided to Ms. Streeter. Because Mr. Foley was retired at the time of his appointment as CEO and intends to retire once again when his employment with Libbey ends (regardless of when or how it ends), the Committee chose not to give Mr. Foley an employment agreement or change in control agreement.

•
In February, the Committee approved the designs for our 2016 SMIP and the performance cash component of our 2016 LTIP. The 2016 SMIP design uses two performance measures: revenue growth (net sales) and adjusted cash earnings. Like the 2015 LTIP, the performance cash component of the 2016 LTIP is based on a single performance metric: return on invested capital (ROIC). See Appendices A and B for calculations of each of these performance measures.

•	Also in February, the Committee awarded RSUs and NQSOs with ratable, four-year vesting.

•
The Committee approved base salary increases, effective April 1, 2016, equal to 2.0% for each of the named executives other than Ms. Streeter and Mr. White (who were no longer employed by the Company at that date) and Mr. Foley.

•	Effective June 1, 2016, the Committee approved an additional increase in Ms. Cerioli's base salary from $408,002 to $440,004.
The below-target payouts under our incentive plans are a direct result of our below-target performance and the Committee's recognition of the fact that, in spite of our increased return of cash to shareholders through share repurchases and increased dividends in 2016, our total shareholder return for the year was (6.0%):

•
The Committee believed it appropriate to limit payouts under our SMIP to no more than 69.5% of target before application of any modifier for individual performance. After application of the modifier for individual performance, no named executive received a payout under the SMIP greater than 69.5%. Adjusted cash earnings is calculated as shown in Appendix B.

•
Because our adjusted EBITDA margin and net debt to adjusted EBITDA ratio for the 2014-2016 performance cycle were below target, payouts under our 2014 LTIP were only 74.4% of target. Adjusted EBITDA and net debt are calculated as shown in Appendix A.

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Key Compensation Practices
For a summary of our key executive compensation practices, including practices we use to drive performance and practices we do not use because we do not believe they would serve our shareholders' long-term interests, see page (v).
Executive Compensation Philosophy
Our executive compensation programs are designed to attract, develop and retain global business leaders who can drive financial and strategic objectives and are intended to foster a pay-for-performance culture and maximize long-term shareholder value.
Our Compensation Committee follows these guiding principles when designing our compensation programs:

•
Competitiveness - Overall, the mix and levels of compensation should be reasonably comparable to appropriate peer companies so that the Company can continue to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high-caliber talent. Recognizing that Libbey's size, manufacturing asset intensity and multi-channel characteristics make identifying appropriate peer companies especially challenging, the general guideline is to target compensation at the median; however, individual positions may have target compensation mix and/or levels above or below the median depending on an evaluation of relevant factors, including experience, performance, time in position, and what is needed to attract the best talent for key positions, particularly when the Company recruits from much larger companies.

•
Pay for Performance - Major components of compensation should be tied to the Company's overall performance. Base salary and annual incentive compensation also should be tied to the performance of the individual executive and his or her specific business unit or function.

•
Values - While the Company’s pay for performance philosophy should reward the achievement of financial and strategic objectives, the manner in which results are achieved is also important in assessing base salary adjustments and annual performance bonus payments. Therefore, while not always directly quantifiable, the manner in which the executive achieves results through collaboration and leadership - in keeping with the Company’s set of core values, notably teamwork, performance, continuous improvement, respect, development, and customer focus - are key considerations in the individual performance review process.

•
Judgment - In assessing the executive’s contributions to the Company’s performance, the Committee looks to results-oriented performance measures, but also considers the long-term impact of an executive’s decisions. The CEO and Committee use their judgment and experience to evaluate whether an executive’s actions were aligned with the Company’s values and cultural elements.

•
Accountability for Short- and Long-Term Performance - Annual and long-term incentives should reward an appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long term. Such incentives should have a clear, direct and balanced link to the Company’s financial and strategic objectives.

•	Alignment to Shareholders’ Interests - Long-term incentives should align the interests of individual executives with the long-term interests of the Company’s shareholders.

•
Simplicity - The Company strives to the extent practicable to make its compensation programs straightforward, simple to understand, and easy to administer and evaluate for competitiveness and appropriateness.

•	Reasonableness - Indirect executive compensation programs are designed to be reasonable and appropriate, with executive perquisites applied conservatively but judiciously.
In applying these guiding principles, the Committee seeks to ensure that the Company’s executive compensation programs attract, retain and motivate highly talented executives, support achieving the Company’s financial and strategic objectives, and align with shareholder interests generally.
In what forms did Libbey deliver pay to its executives in 2016, and what purposes do the various forms of pay serve?
Generally the structure of our 2016 executive pay program remained the same as our 2015 executive pay program in that the components of pay, and the weight accorded each component, remained the same.

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Core Compensation Elements: Balanced Program with Significant Pay At Risk
The core elements of compensation for which our executives were eligible in 2016 were base salary, an annual cash incentive award under our SMIP, and long-term cash incentive and equity awards under our LTIP. For 2016, the pay opportunities of our named executives were designed to provide a balance of stable and competitive pay in the form of base salary, welfare and retirement benefits and perquisites; equity-based compensation (NQSOs and RSUs) that aligns our executives’ interests with those of shareholders generally and also serves as a retention tool; and equity-based compensation and annual and long-term incentive awards that are designed to motivate our executives to execute our strategy, thereby driving our financial and operational performance. The charts below show the mix of these pay elements and reflect the substantial portions of our named executives’ target pay opportunities that are at risk.

Foley Pay Opportunity at Target	Other Named Executives' Pay Opportunity at Target(1)

(1)	Excludes Ms. Streeter, our former CEO, whose employment ended January 11, 2016.

Type of Pay	Element	Key Characteristics	Objectives

Base salary	Base salary	Fixed component; reviewed annually	Talent attraction and retention

Incentive-Based Pay	Annual cash incentive award under our 2016 SMIP	At-risk variable pay opportunity for short-term performance; no guaranteed minimum payout; maximum payout equal to 225% of target	Talent attraction and retention; motivation; alignment with key business and financial objectives and strategies; alignment with shareholder interests

	Long-term performance cash incentive awards under our 2016 LTIP	Formula-driven, at-risk cash award that comprises 40% of LTIP opportunity; no guaranteed minimum payout; maximum payout equal to 200% of target	Talent attraction and retention; motivation; alignment with key business and financial objectives and strategies; alignment with shareholder interests

Time-Based Pay	NQSOs granted under our 2016 LTIP
Comprise 20% of LTIP opportunity; exercise price equal to closing stock price on grant date; generally awarded annually; vest ratably over four years beginning on a date not earlier than the first anniversary of the date the award is approved; expire ten years from grant date
Talent attraction and retention; motivation; alignment with shareholder interests

RSUs granted under our 2016 LTIP
Comprise 40% of LTIP opportunity; vest ratably over four years beginning on a date not earlier than the first anniversary of the date the award is approved; no dividends or voting rights with respect to unvested RSUs
Talent attraction and retention; motivation; alignment with shareholder interests

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Other Compensation Elements
In addition to the core elements described above, our named executives were also eligible for limited perquisites, welfare and retirement benefits, and separation benefits, all of which support our objective to attract and retain talented executives.
Perquisites: Direct payment or reimbursement of personal financial planning and tax return preparation fees; annual executive physical examination and related services; ground transportation for trips between Toledo, Ohio, and the Detroit, Wayne County Metropolitan airport for the executive when traveling for business purposes and the executive's spouse when traveling together; membership in one airline club of the executive's choice; for executives relocating at Libbey's request, moving and related expenses associated with the move (may also include loss-on-sale protection when necessary to attract talent); and, for Mr. Foley, a housing allowance for housing in the Toledo, Ohio, area since his primary residence is in the Cleveland, Ohio, metropolitan area.
Welfare and retirement benefits: Medical, dental and life insurance benefits for U.S. executives on the same basis as for all U.S. salaried employees; matching contributions to our 401(k) savings plan on the same basis as for all U.S. salaried employees; and, for Ms. Kovach only, retirement benefits under our Salary Plan (a qualified retirement plan for all U.S. salaried employees hired before January 1, 2006) and our Supplemental Retirement Benefit Plan ("SERP") (an excess, non-qualified plan designed to promote substantially identical retirement benefits as the Salary Plan to the extent the Salary Plan cannot provide those benefits due to IRS limitations; no enhanced credit has ever been provided). Company contribution credits under the Salary Plan and the SERP were discontinued at the end of 2012.
Limited income protection: Separation benefits under employment agreements, change in control agreements or our executive severance policy; payable only if employment is terminated under specified circumstances.
How does Libbey determine the forms and amounts of executive pay?
Participants and Tools
The Compensation Committee, consisting entirely of independent directors, is responsible for overseeing the design, development and implementation of our executive pay program. Each year, the Compensation Committee evaluates Libbey's executive compensation program to determine what, if any, changes are appropriate. In making these determinations, the Committee may consult with its independent compensation consultant, management and the Board, as described below; however, the Compensation Committee uses its own judgment in making final decisions regarding the compensation paid to our executives.
The Compensation Committee consults with its independent executive compensation consultant when determined to be appropriate by the Compensation Committee. In 2016, the Compensation Committee retained Exequity, LLP to serve as the Committee’s independent compensation consultant. A representative of Exequity attended the February 2016 and February 2017 meetings at which the Compensation Committee made decisions regarding our executive pay program for 2016 and also advised the Committee in connection with other pay decisions made during the year. All expenses that we incurred in 2016 for services provided by Exequity were attributable to services provided by Exequity to the Compensation Committee in connection with its executive pay decisions.
In compliance with the NYSE MKT Company Guide's disclosure requirements regarding compensation consultant independence, Exequity provided the Compensation Committee with a letter addressing each of six independence factors. Their responses affirm the independence of Exequity and the partners, consultants, and employees who service the Compensation Committee on executive compensation matters.
Our CEO, our Vice President, Human Resources and our Vice President, General Counsel and Secretary attend meetings of, and provide information to, the Compensation Committee and its consultant to assist them in their pay determinations. In addition, management may request that the Compensation Committee convene a meeting, and management may communicate with the Compensation Committee’s consultant to provide the consultant with information or understand the views of, or request input from, the consultant as to pay proposals being submitted by management to the Committee. However, the Compensation Committee meets in executive session, without any member of management present, to discuss and make its final decisions with respect to our executive compensation program.
Our non-CEO executives play no direct role in determining their own pay, except to the extent they assess their own performance against their individual performance objectives as part of our performance appraisal process and to the extent

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that the Vice President, Human Resources, the Vice President, Chief Financial Officer and the Vice President, General Counsel and Secretary provide information to the Compensation Committee with respect to pay programs affecting the entire executive leadership team.
The Compensation Committee sets the performance goals for our SMIP and LTIP based upon input from our CEO, including suggested individual performance objectives and metrics under the SMIP and the performance cash component of the LTIP. In setting our corporate performance objectives and measures, the Committee seeks input from its independent consultant. The Committee also seeks input from our Board in setting our CEO’s individual performance objectives and metrics.
Internal Pay Equity and Wealth Accumulation. In determining awards for current and future performance periods, the Compensation Committee considers internal pay equity within the senior leadership team, but does not consider the impact of, or wealth accumulated as a result of, equity awards made during prior years, since those awards represent pay for services rendered during prior-year periods.
Tally Sheets. In connection with the preparation of our proxy statement each year, the Committee reviews ‘‘tally sheets’’ that summarize, for each executive officer, the compensation paid and equity grants awarded during the prior year, as well as the amounts that would have been payable to each executive officer if the executive officer’s employment had been terminated under a variety of scenarios as of December 31 of the prior year. The Committee uses these ‘‘tally sheets,’’ which are prepared by management and provide substantially the same information as is provided in the tables in this proxy statement, primarily to ensure that our executives’ estimated pay is consistent with the Committee’s intent in adopting the program and for reviewing internal pay equity within the senior leadership team.
Benchmarking and Peer Groups. The Compensation Committee did not rely on peer group benchmarking in setting 2016 compensation. The Compensation Committee engages its independent consultant to conduct a full benchmarking study of the Company's executive compensation and that of its peers approximately every other year. As disclosed in the proxy statement filed in connection with our 2016 Annual Meeting, Exequity conducted a full benchmarking study in the fall of 2014, which the Compensation Committee considered in setting our executives' pay for 2015.
Say-on-Pay Results. At our 2016 Annual Meeting of shareholders, our say-on-pay proposal garnered the support of over 98% of the shares voted. Our Compensation Committee interpreted these results as an affirmation of our executive pay program and, as a result, the Committee generally retained the same structure for our 2016 executive pay program.
Overview of Process for Setting 2016 Executive Pay
Leadership Transition. In connection with Ms. Streeter's termination of employment on January 11, 2016, the Company entered into a Mutual Separation Agreement and Release providing for separation payments and benefits consistent with her employment agreement. These separation payments and benefits are described in detail below under "Potential Payments upon Termination or Change in Control."
In connection with hiring Mr. Foley as CEO (in addition to his existing role as Chairman), effective January 12, 2016, the Compensation Committee approved an initial base salary of $825,000, a target SMIP opportunity of 100% and a target LTIP opportunity of 300%, all of which are equivalent to the compensation package that had been provided to Ms. Streeter. In setting Mr. Foley's compensation, the Committee considered the significant responsibilities of the CEO position, Mr. Foley's deep knowledge of our business and over 30 years of experience in the glass tableware and consumer products markets, the critical importance of the CEO in achieving the Company's strategic objectives, market data, and the relationship of his compensation to that of our other executive officers.
Because Mr. Foley was retired at the time of his appointment as CEO and intends to retire once again when his employment with Libbey ends (regardless of when or how it ends), the Committee chose not to give Mr. Foley an employment agreement or change in control agreement. Instead, the Committee chose to provide Mr. Foley with modest separation benefits upon his eventual separation from service with the Company. Additional information regarding Mr. Foley's separation benefits is included below under "Potential Payments upon Termination or Change in Control."
Base Salary Adjustments. The Compensation Committee reviews base salaries at least annually. With respect to base salary increases that were implemented in April 2016, the Compensation Committee made its decisions after receiving input from Mr. Foley and Exequity. Taking into account the Company's performance in 2015, Mr. Foley recommended, and the Compensation Committee approved, minimal salary increases of 2.0%, except that Mr. Foley's base salary remained unchanged in light of his limited time in the CEO role. Subsequently, the Committee approved an additional 7.8% increase

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to Ms. Cerioli's base salary effective June 1, 2016 because of her significant contributions to the Company's global supply chain initiatives during the first five months of the year.
Approval of 2016 SMIP and 2016 LTIP Designs. The Compensation Committee approved the Company's 2016 SMIP and the performance component of the Company's 2016 LTIP in February 2016. The material terms of the performance goals under these plans were approved by shareholders at the 2010 Annual Meeting of shareholders and reapproved by shareholders at the 2015 Annual Meeting of shareholders. The SMIP and the performance cash component of the 2016 LTIP are intended to serve as "umbrella" plans and potential funding vehicles for cash bonuses to ensure full tax deductibility of cash bonuses paid to officers who are subject to Internal Revenue Code Section 162(m). Performance under the approved formulas determines the amounts of the bonus pools under the 2016 SMIP and performance cash component of the 2016 LTIP, respectively, and the allocations of the bonus pools set by the Compensation Committee determine the maximum amount of awards to individual participants under the plans. The bonus pool for the 2016 SMIP was established by the Committee at 4% of actual 2016 adjusted EBITDA (excluding special charges, after adjustments for any acquisitions or dispositions, and assuming budgeted exchange rates). The bonus pool under the performance cash component of the 2016 LTIP was established by the Committee at 1% of actual, cumulative adjusted EBITDA (excluding special charges, after adjustments for any acquisitions or dispositions, and assuming budgeted exchange rates) for the performance cycle. The umbrella plans merely set the maximum bonus payout that any named executive may receive under the relevant plans, and the actual bonus paid to each named executive was determined as described under "What pay did Libbey's executives receive for 2016?" below.
Equity Grants under our LTIP. The Compensation Committee typically makes awards of RSUs and NQSOs to our senior leadership team under our long-term incentive compensation program each February. The Compensation Committee authorized these awards at its February 2016 meeting, which occurred before we announced financial results for the 2015 fiscal year. The number of RSUs actually awarded was a function of the average closing price of our common stock over a period of 20 consecutive trading days ending on the grant date, and the number of NQSOs granted was a function of the Black-Scholes value (calculated using the average closing price of Libbey Inc. common stock over a period of 20 consecutive trading days ending on the grant date, and capping volatility at 50%) of the NQSOs on the grant date. In each case, the grant date was the first business day after we released our fiscal 2015 financial results.
Awards under our 2016 SMIP and 2014 LTIP. In February 2017, the Compensation Committee, with input from Mr. Foley and Exequity, reviewed and certified our 2016 performance and made the awards under our 2016 SMIP and the performance cash component of our 2014 LTIP (for the 2014-2016 performance cycle). Details regarding the decisions made and payouts awarded are described below under "What pay did Libbey's executives receive for 2016?"
Our Equity Grant Practices
As explained above, the Compensation Committee typically makes awards of RSUs and NQSOs in February to our senior leadership team under our LTIP. The Compensation Committee also occasionally makes "sign-on" awards of RSUs and NQSOs to newly hired executives and other key employees. Typically, the number of RSUs and/or NQSOs awarded are determined as described above under "Equity Grants under our LTIP." Occasionally, the sign-on awards include the award of a fixed number of RSUs or NQSOs intended to make the executive whole for equity awards that the executive forfeits when leaving his or her prior employment. None of our named executives received sign-on awards in 2016.
The Compensation Committee has delegated authority to the CEO to make limited grants of NQSOs, RSUs and SARs to senior managers and other employees who are not executive officers or direct reports to the CEO. The CEO’s authority to make these grants was subject to the following limitations and conditions:

•	For 2016, the maximum number of shares underlying RSUs, NQSOs and/or SARs that the CEO was authorized to award to all eligible individuals was 150,000;

•	The exercise price of any NQSOs and/or SARs awarded could not be less than the closing price of the Company's common stock on the grant date;

•	The RSUs, NQSOs and/or SARs awarded could vest no more rapidly than ratably on the first, second and third anniversaries of the grant date;

•	The CEO was authorized to make awards only outside "quiet periods";

•	The CEO was required to report at least quarterly to the Compensation Committee regarding the nature and scope of awards made pursuant to this authority; and

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•	The agreements pursuant to which RSUs, NQSOs, and/or SARs were granted must be in substantially the same form approved by the Committee from time to time.
Potential Impact of Misconduct on Compensation.
Our SMIP and long-term incentive plans are authorized under our 2006 Omnibus Plan. The 2006 Omnibus Plan contains a ‘‘clawback’’ provision that obligates the recipient of a cash or equity award to reimburse us if:

•	we are required, as a result of misconduct, to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws; and

•
the award recipient knowingly engaged, or was grossly negligent in engaging, in the misconduct, or knowingly failed, or was grossly negligent in failing, to prevent the misconduct or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

The amount to be reimbursed is the amount of any payment in settlement of an award made under the 2006 Omnibus Plan and earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement in question.
Share Ownership / Retention Guidelines.
We obligate our non-management directors and our executive officers to achieve or retain ownership of meaningful amounts of equity in Libbey. For more information, see ‘‘Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership / Retention Guidelines’’ below.
What pay did Libbey's executives receive for 2016?
Base Salaries
When the Board appointed Mr. Foley to replace Ms. Streeter in January 2016, the Compensation Committee set his pay package so that it equaled the package then being provided to Ms. Streeter. Accordingly, Mr. Foley's base salary was set at $825,000. At Mr. Foley's request, his base salary will not be increased in 2017.
In February 2016, the Compensation Committee approved minimal base salary increases of 2.0% for each of the non-CEO named executives. For the executives other than Mr. White (who left the Company on March 31, 2016), the increases were effective April 1, 2016 and were as follows:

	Annualized Salary Before Increase	Annualized Salary After Increase
Named Executive	($)	($)
S. Buck	475,000	484,500
A. Cerioli	400,002	408,002
S. Kovach	336,520	343,250
S. Miñarro	350,040	357,041
In May 2016, the Committee approved an additional increase to Ms. Cerioli's base salary in recognition of her contributions to the Company's global supply chain initiatives during the first five months of the year. This additional increase, effective June 1, 2016, set Ms. Cerioli's base annual salary at $440,004.
Annual Cash Incentive Award under our SMIP
The Compensation Committee approved our 2016 SMIP design at its February 2016 meeting. Under our 2016 SMIP, each named executive had an opportunity to earn a payout based on the Company's financial performance with respect to two equally weighted metrics: revenue growth (net sales) and adjusted cash earnings (calculated as shown in Appendix B). By contrast, our 2015 SMIP design consisted of three metrics: revenue growth (net sales) (weighted at 33%), adjusted EBIT (weighted at 34%), and trade working capital (defined as net inventory plus net accounts receivable less accounts payable) as a percentage of net sales (weighted at 33%). The Committee believed that replacing the adjusted EBIT and trade working capital productivity measures with the adjusted cash earnings measure, in combination with the revenue growth measure, encourages profitable revenue growth and prudent management of inventory, accounts payable and accounts receivable - all potential consumers of cash if not appropriately managed.

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The targets and payout scales for the Company performance metrics were:

Revenue Growth (Net Sales)				Adjusted Cash Earnings
Full Year Net Sales (dollars in thousands)	Percent of Targeted Net Sales	Performance Level	Payout Percentage	Full Year Cash Earnings (dollars in thousands)	Percent of Targeted Cash Earnings	Performance Level	Payout Percentage
$880,000	104.9%	Maximum	200%	$131,076	110.0%	Maximum	200%
$839,138	100.0%	Target	100%	$119,160	100.0%	Target	100%
$800,000	95.3%	Threshold	40%	$95,328	80.0%	Threshold	50%
< $800,000	< 95.3%	Below Threshold	0%	< $95,328	< 80.0%	Below Threshold	0%
Because the two metrics were weighted equally, the payout percentages for each metric were averaged to determine the total payout score.
While the 2016 net sales target of $839.1 million was lower than the net sales target under our 2015 SMIP, the Committee believed that the 2016 net sales target was a sufficiently challenging goal that aligned with the Company's annual operating plan and strategic initiatives. When this target was established in February 2016, the Company expected sales growth in 2016 to be limited to approximately 1% in light of the slowing global economy and increasing competitive dynamics - trends that began in 2015 and that were expected to continue in 2016. Additionally, the Company viewed 2016 as a year to invest in market research, new product development and e-commerce strategic planning, all of which would position us for sustainable revenue growth in later years. For these reasons, the Committee set a net sales target representing 2% growth over actual revenue for the 2015 fiscal year. The Committee sought to further ensure the rigor of the revenue growth metric by setting a high payout threshold of 95.3% of target and limiting the amount of a threshold payout to 40%. By comparison, the 2015 SMIP design required achievement of only 94.7% of target to receive a threshold payout, and payout for achieving threshold performance was 50%.
Each of our named executives had a target opportunity under the 2016 SMIP equal to a percentage of his or her actual base salary earned in 2016. The named executives’ 2016 SMIP targets were established based on a budget approved by the Board of Directors.

Named Executive	Target Award as a Percentage of Full-Year Base Salary
W. Foley	100%
S. Streeter	100%
S. Buck	70%
A. Cerioli	60%
S. Kovach	50%
S. Miñarro	60%
J. White	75%
On February 6, 2017, the Committee met and reviewed our performance and the performance of our senior leadership team during 2016. The Committee reviewed net sales and adjusted cash earnings for 2016 relative to our targeted net sales and adjusted cash earnings, respectively, for the year. We use constant currency at budgeted exchange rates when calculating our performance under each of these performance measures so that our executives will neither benefit from, nor be harmed by, currency fluctuations, which are not a reflection of the Company's performance.
Under the 2016 SMIP, the Committee may adjust actual results to exclude the impact of extraordinary and unusual items. Examples of special items for which adjustments may be made include merger and acquisition costs, severance payable to executives under our Executive Severance Compensation Policy, hedge ineffectiveness caused by unanticipated changes in regulation, and other similar items that are either not foreseen or are foreseen but are not included in the Company's annual operating plan because the occurrence of the event is substantially uncertain at the time the annual operating plan is submitted to the Board. The Committee believes such adjustments are appropriate so that our executives' pay will not be impacted, positively or negatively, by special items that are not a reflection of our core operating performance. As explained in further detail below, and as shown in the calculations set forth on attached Appendix B, the Committee adjusted net sales and cash earnings to reflect certain special items. While the adjustments to net sales resulted in a net positive impact to the

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payout score for that metric, the adjustments to cash earnings resulted in a net negative impact to the payout score for that metric.
The Committee acknowledged that, in connection with collective bargaining agreement negotiations relating to our Toledo, Ohio manufacturing plant, a work stoppage had adversely impacted 2017 net sales by an estimated $7 million to $9 million and 2017 cash earnings by approximately $1.5 million. And the Committee believed that management should not be penalized for refusing to concede to labor demands that were not in the long-term best interests of the Company. Accordingly, the Committee adjusted each of net sales and cash earnings to neutralize the impact of the work stoppage. Net sales and cash earnings are calculated as set forth on attached Appendix B.
In addition to adjusting for the work stoppage, the Committee believed that it was appropriate to adjust cash earnings (calculated as set forth on attached Appendix B) by other items that did not reflect our core operating performance and were not anticipated or budgeted. As a result, the Committee further adjusted cash earnings (calculated as set forth on attached Appendix B) by the following items:

Item	Amount of Adjustment to Company-Wide Cash Earnings
Expense in connection with executive terminations	$3,554,000

Income related to natural gas contract hedge ineffectiveness	(1,860,000)

2010 Mexican tax assessment	1,085,000

Total	$2,779,000
After accounting for these adjustments, revenue growth was $806.9 million or 96.2% of targeted revenue growth for the year and adjusted cash earnings was $118.7 million or 99.6% of targeted adjusted cash earnings for the year. Based on the payout scales above, the payout scores for the revenue growth and adjusted cash earnings metrics (before application of any modifier for individual performance) were:

Preliminary Financial Performance Payout Score as % of Target
Revenue Growth	Adjusted Cash Earnings	Total
47.5	99.0	73.25
In recognition of the decline in total shareholder return over the 2016 fiscal year, however, the Committee exercised its discretion to limit the payout percentage under the revenue growth metric to threshold (40.0%). This limitation applied to all executives (except for Ms. Streeter, whose payout had been calculated at the time of her termination in January 2016) and was based solely on the Company's decline in total shareholder return during 2016, as opposed to any individual executive's performance. The resulting payout scores (before application of any modifier for individual performance) were:

Final Financial Performance Payout Score as % of Target
Revenue Growth	Adjusted Cash Earnings	Total
40.0	99.0	69.5
Pursuant to the plan design for the 2016 SMIP, an executive's individual award may also be adjusted (up or down) by as much as 25%, depending on his or her individual performance, including with respect to individual objectives approved by the Compensation Committee early in 2016. As a result, an executive who demonstrated exceptional performance in developing and/or implementing a process or tool that may not have impacted the current year’s financial results but is likely to favorably impact future success may be awarded a payout greater than the payout that is based strictly on financial performance measures. Alternatively, an executive whose individual performance did not meet expectations may be awarded a payout less than the payout that is based strictly on financial performance measures. Applying the individual performance modifier also ensured that the executive’s compensation was based not only on the goals achieved, but also on the extent to which the executive demonstrated effective organizational leadership skills in executing our strategy.
Pursuant to the separation and release agreement between Ms. Streeter and the Company, her 2016 SMIP payout amount was calculated at the time of her termination assuming target company performance, with no modifier for individual performance. The Committee received input from Mr. Foley regarding the other named executives' individual performance

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review scores, including an evaluation of the extent to which they achieved their individual objectives. After meeting in executive session with Exequity, the Committee determined that: (a) in light of the Company's performance, the payout amounts earned by each named executive should not be increased, despite any individual extraordinary performance; and (b) based on Ms. Cerioli's individual performance during the second half of 2016, Ms. Cerioli's payout should be reduced by 20%. Accordingly, the named executives received the following payouts under the 2016 SMIP:

Named Executive	SMIP 2016 Payout ($)
W. Foley	556,000
S. Streeter	24,057
S. Buck	234,554
A. Cerioli	141,670
S. Kovach	118,695
S. Miñarro	148,156
J. White	68,414
Long-Term Performance-Based Compensation
In 2016, each named executive’s long-term incentive opportunity included a cash-based performance component and an award of NQSOs and RSUs. The long-term incentive opportunity is intended to have an aggregate economic value equal to a target percentage of the executive’s base salary. The table below sets forth the target percentage for each of the named executives in 2016.

Named Executive	2016 Target Long-Term Award as a Percentage of Annualized Base Salary (%)	2016 LTIP Performance Cash Target as Percentage of Annualized Base Salary (%)
W. Foley	300	120
S. Streeter	300	120
S. Buck	140	56
A. Cerioli	120	48
S. Kovach	95	38
S. Miñarro	120	48
J. White	150	60
The cash-based performance opportunity provided to our named executives for performance during 2016 consisted of the following components:

•
A performance component under our 2014 LTIP (for the 2014-2016 performance cycle) that provides for cash awards based on our performance, over the three-year performance cycle, against the following equally weighted performance measures: (1) a profitability measure - namely, the extent to which we achieve our targeted adjusted EBITDA margin over the performance cycle; and (2) a financial leverage measure - namely, the extent to which we achieve our targeted net debt to adjusted EBITDA ratio over the performance cycle. The targeted adjusted EBITDA margin over the performance cycle was 15.3% and the targeted net debt to adjusted EBITDA ratio was 2.82.

•
A performance component under our 2015 LTIP (for the 2015-2017 performance cycle) and 2016 LTIP (for the 2016-2018 performance cycle) that provides for cash awards if and to the extent we achieve our targeted return on invested capital (ROIC) for each of the three one-year performance periods included in the three-year performance cycle. Because of ROIC's relationship to total shareholder return, using ROIC as a performance measure emphasizes our philosophy that compensation should align with the long-term interests of our shareholders. The scale used to determine the payout score for each of the three one-year performance periods is reset for each performance period to correlate with targeted ROIC for that year. The amount of the final payout, if any, will be determined based on the average of the three discrete, single-year payout scores.

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◦
For any performance cycle of which 2015 is a part, our 2015 ROIC target was 12.9%. We achieved ROIC of 10.9% in 2015, resulting in a payout score for the 2015 calendar year of 0%, as determined according to the following scale:

Basis Points Above or Below 2015 Targeted ROIC	Payout Score (%)
+50	200
0	100
-70	50
Less than -70	0

◦
For any performance cycle of which 2016 is a part, our 2016 ROIC target was 10.8%. In setting the target, the Committee considered the Company's prior year performance and alignment with the Company's annual operating plan and long-term strategic initiatives. The slowing global economy, decline in restaurant traffic, shift in retail sales toward e-commerce, and competitive pricing environment of 2015 were expected to continue in 2016. The realities of the business environment led the Company to shift its priorities from aggressive growth toward improving marketing and new product development capabilities and innovation, improving customer relationships, and simplifying the business - all of which would support future sustainable, profitable growth. The Committee believed that a 2016 ROIC target of 10.8% would prove sufficiently challenging to achieve. In February 2017, the Committee determined that we had achieved 2016 ROIC of 9.9%, resulting in a payout score for the 2016 calendar year of 55%, as determined according to the following scale:

Basis Points Above or Below 2016 Targeted ROIC	Payout Score (%)
+100	200
0	100
-150	25
Less than -150	0
Each of our adjusted EBITDA margin, net debt to adjusted EBITDA ratio and ROIC performance measures is calculated as set forth on Appendix A.
For purposes of determining the extent to which the cash award is earned, adjusted EBITDA is calculated as described in Appendix A. Under the LTIP, the Committee may adjust actual results to exclude the impact of extraordinary and unusual items that are not indicative of our core operating performance and were not anticipated or budgeted. For purposes of the 2014 LTIP, the Committee approved the adjustment of 2016 EBITDA by the same special items included in adjusted EBITDA as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016:

Item	Amount of Adjustment to Company-Wide EBITDA
Product portfolio optimization	$5,693,000

Income related to natural gas contract hedge ineffectiveness	(1,860,000)

Toledo Plant work stoppage	4,162,000

Executive terminations	4,460,000

Pension settlements	168,000

Total	$12,623,000
Additionally, the Committee adjusted 2016 net debt to neutralize the impact of our use of less cash for share repurchases than was budgeted. This adjustment resulted in a net negative impact to the payout score for the net debt to adjusted EBITDA ratio performance metric.

COMPENSATION-RELATED MATTERS

The Committee approved these adjustments so that the executives would neither benefit from, nor be harmed by, the impact of items that were not indicative of our core operating performance and were not anticipated or budgeted.
In February 2017, the Compensation Committee reviewed our performance for the three-year performance cycle ended December 31, 2016 and determined that we had achieved an adjusted EBITDA margin of 14.2% over the three-year performance cycle, or 92.2% of our targeted adjusted EBITDA margin of 15.3%, and a net debt to adjusted EBITDA ratio of 3.22 for the three-year performance cycle, or 87.2% of our targeted net debt to adjusted EBITDA ratio of 2.82. The Committee then applied the following scales, which the Committee approved in 2014, to determine the amount earned under the performance cash component of the 2014 LTIP:

Adjusted EBITDA Margin			Net Debt to Adjusted EBITDA Ratio
Percent of Targeted Adjusted EBITDA Margin	Performance Level	Payout Percentage	Percent of Targeted Net Debt to Adjusted EBITDA Ratio	Performance Level	Payout Percentage
115%	Maximum	200	115%	Maximum	200
100%	Target	100	100%	Target	100
80%	Threshold	50	80%	Threshold	50
<80%	Below Threshold	0	<80%	Below Threshold	0
Because the performance measures were weighted equally, their payout percentages were averaged to determine the final payout score:

Final Payout Score as % of Target
Adjusted EBITDA Margin	Net Debt to Adjusted EBITDA Ratio	Total
80.6%	68.2%	74.4%
Performance cash payouts under our LTIP are not subject to modifications based on individual performance. Payouts were prorated, however, for those executives who were not employed for the entire 2014-2016 performance period.
The final payout amounts received by the named executives under the performance cash component of the 2014 LTIP were:

Named Executive	2014 LTIP Cash Payout ($)
W. Foley(1)	245,520
S. Streeter(2)	406,027
S. Buck	151,657
A. Cerioli(1)	72,342
S. Kovach	90,559
S. Miñarro	92,950
J. White(1)	58,590

(1)	Prorated to reflect the portion of the performance cycle during which the named executive was employed.

(2)
Ms. Streeter's payout amount was calculated at the time of her termination based on the most recent forecasts available. The payout amount was then prorated to reflect the portion of the performance cycle during which she was employed. This final payout amount was paid to her in March 2016.

Stock Options and RSUs
In February 2016, the Compensation Committee awarded to participants in our 2016 LTIP (other than Ms. Streeter) NQSOs and RSUs having an economic value at the time of award equal to 20% and 40%, respectively, of their target long-term incentive opportunities. These NQSOs and RSUs vest ratably over four years beginning on February 17, 2017.

COMPENSATION-RELATED MATTERS

What is the Compensation Committee’s policy regarding deductibility of compensation?
Pursuant to Section 162(m) of the Internal Revenue Code, publicly-held corporations are prohibited from deducting compensation paid to certain executive officers, as of the end of the fiscal year, in excess of $1.0 million, unless the compensation is ‘‘performance-based.’’ The Committee believes that preserving the tax deductibility is an important, but not the sole, objective when designing executive compensation programs. Accordingly, while our 2016 SMIP and the performance cash components of our 2014 LTIP, 2015 LTIP and 2016 LTIP (for the 2014-2016 performance cycle, the 2015-2017 performance cycle and the 2016-2018 performance cycle, respectively) are designed to qualify as “performance-based” compensation, other components of our 2016 executive pay program (base salary and RSUs) are not. Additionally, in certain circumstances the Committee may authorize compensation arrangements that are not tax deductible in whole or in part, but which promote other important objectives such as attracting and retaining key executive leaders who can drive financial and strategic objectives that maximize long-term shareholder value.
Does Libbey assess compensation-related risks?
On an annual basis, management conducts a risk assessment of our compensation policies, practices and plans to determine whether they encourage excessive risk-taking. In addition to reviewing this annual risk-assessment, the Compensation Committee also reviews and discusses, at least annually, the relationship between risk management policies and practices and compensation and evaluates compensation policies and practices that could mitigate any such risk. Examples of features of our compensation program that guard against excessive risk-taking include:

•	An appropriate mix of fixed and variable, short-term and long-term, and cash and equity compensation;

•	Compensation Committee discretion regarding individual executive awards;

•	Oversight by non-participants in the plans;

•	Long-term compensation awards and vesting periods that encourage a focus on sustained, long-term results;

•	Executive incentive awards are subject to forfeiture and clawback;

•	Prohibition against hedging, pledging and engaging in transactions involving derivatives of our stock;

•	Stock ownership / retention requirements for our executives; and

•	"Double-trigger" vesting of equity awards and non-equity incentives after a change in control.
The Compensation Committee has determined that our compensation policies, practices and plans do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

COMPENSATION-RELATED MATTERS

Potential Payments Upon Termination or Change in Control
Ms. Streeter
We had an employment agreement with Ms. Streeter, whose employment was terminated effective January 11, 2016. Ms. Streeter's termination of employment was treated as a termination without Cause(1) under her employment agreement, which provided for certain separation payments and benefits in the event of such a termination. In establishing those payments and benefits, the Compensation Committee intended to support the objectives of attracting and retaining a talented chief executive officer by providing benefits consistent with competitive market practice, compensating Ms. Streeter for service to us and bridging the gap between employment with us and her next job, and compensating Ms. Streeter in exchange for restrictive covenants that protect Libbey's future interests.
In connection with her termination, we entered into a Mutual Separation Agreement and Release with Ms. Streeter. The separation payments and benefits we provided to Ms. Streeter under that agreement are consistent with the separation payments and benefits provided for in her employment agreement, except with respect to the timing and calculation method of incentive award payments under the 2016 SMIP and the performance cash components of the 2014 LTIP, 2015 LTIP and 2016 LTIP. The employment agreement called for payment of the amounts actually earned, prorated to the date of termination, with payments to be made between January 1 and March 15 of the year following the end of each applicable performance cycle. In the interest of fully and quickly resolving all potential issues related to separation compensation, the Company and Ms. Streeter mutually agreed to estimate the amounts that would be earned based on the most recent forecasts available in January 2016, prorate those estimated amounts to the date of termination, and make the payments to Ms. Streeter in March 2016. Accordingly, Ms. Streeter received the following benefits in connection with her termination:

•	Accrued Benefits.

•
Cash severance equal to two times the sum of (a) her annual base salary in effect on the date of termination; and (b) her target 2016 SMIP opportunity, with such amount being payable in equal monthly installments over a period of 24 months.

•	Annual incentive award under our 2016 SMIP based on Ms. Streeter's base salary earnings for 2016 and forecasted Company performance as of the end of January 2016.

•
Performance-based cash compensation under our 2014 LTIP, 2015 LTIP and 2016 LTIP, based on forecasted Company performance as of the end of January 2016, and prorated to Ms. Streeter's termination date.

•	Accelerated vesting of all cash-settled retention RSUs and cash-settled retention SARs.

•	Accelerated vesting of all other unvested equity awards that were scheduled to vest on or before June 30, 2016.

•	Executive-level outplacement services selected by Ms. Streeter, with the aggregate cost to Libbey not to exceed $75,000.

•	Continuation of medical, prescription drug, dental and life insurance benefits for a period of 18 months, with Ms. Streeter continuing to pay employee contributions.
Ms. Streeter's obligations under the Mutual Separation Agreement and Release include:

•	Our receipt of a release of claims against Libbey;

•	Confidentiality obligations;

•	Obligation to assign intellectual property rights;

•	Obligation to assist with litigation as to which Ms. Streeter has knowledge; and

•	24-month obligation not to: (a) interfere with customer accounts; (b) compete; (c) divert business opportunities; (d) solicit our employees; nor (e) disparage us.

(1)
Cause means (a) willful and continuous failure to substantially perform duties; (b) willful and continuous failure to substantially follow and comply with directives of the Board; (c) commission of an act of fraud or dishonesty that results in a material adverse effect on us or commission of an act in material violation of our Code of Business Ethics and Conduct; or (d) willful, illegal conduct or gross misconduct that is materially and demonstrably injurious to us.

COMPENSATION-RELATED MATTERS

Mr. Foley
Mr. Foley is employed at will. He is not covered by an employment agreement or change in control agreement, nor is he eligible to participate in our Executive Severance Pay Plan, our Salary Plan, or our SERP.
In early 2016, the Company entered into a letter agreement with Mr. Foley that provides for, among other things, separation benefits under certain circumstances. As with all other named executives, the award agreements relating to grants of RSUs, NQSOs and performance cash opportunities also provide for separation benefits in certain circumstances. There are no conditions to Libbey's obligations to provide separation benefits to Mr. Foley.
Because Mr. Foley was retired at the time of his appointment as CEO and intends to retire once again when his employment with Libbey ends (regardless of when or how it ends), the Compensation Committee chose to provide Mr. Foley with more modest separation benefits compared to those of our other named executives.
If Mr. Foley's employment terminates, other than a termination for Cause, Mr. Foley would be entitled to the following Basic Benefits:

•	Accrued Benefits; and

•	For the year in which termination occurs, a prorated award under our SMIP based on actual performance.
If the termination is due to Mr. Foley's death or permanent disability, Mr. Foley would be entitled to the Basic Benefits plus:

•
A prorated target award under the performance cash component of the LTIP for any performance cycle in effect on the date of death or permanent disability, paid as soon as administratively feasible; and

•	Immediate vesting of all NQSOs and RSUs.
If the termination is by Libbey without Cause, Mr. Foley would be entitled to the Basic Benefits plus:

•
As to performance-based cash compensation under our LTIP, payment of the amount actually earned for each performance cycle in effect on the date of termination, prorated to the termination date; provided, however, that the amounts will not be prorated if the termination is in connection with a change in control; and

•
Immediate vesting of all NQSOs and RSUs scheduled to vest within one year of the termination date; provided, however, that all unvested NQSOs and RSUs will vest if the termination is in connection with a change in control.

If the termination is due to Mr. Foley's resignation, Mr. Foley would be entitled to the Basic Benefits plus:

•	As to performance-based cash compensation under our LTIP, payment of the amount actually earned for each performance cycle in effect on the date of termination, prorated to the termination date.
Except as in instances of death or permanent disability, amounts paid under our SMIP and the performance cash component of our LTIP will be paid between January 1 and March 15 of the year following the end of the relevant performance cycle.
If Mr. Foley had retired on or before December 31, 2016, all unvested equity awards would have been forfeited.
All Other Named Executives
We do not have employment agreements with our non-CEO named executives. Our non-CEO named executives are, however:

•
parties to change in control agreements, the forms of which are substantially similar to each other, that provide for payments under the circumstances described below in the event of a termination of employment in connection with a Change in Control; and

•	covered by our Executive Severance Compensation Policy, which provides for certain separation benefits in the event of termination of employment without Cause absent a Change in Control.

COMPENSATION-RELATED MATTERS

The terms of award agreements under which awards of RSUs and NQSOs were made provide for acceleration of unvested awards in the event of termination of employment under certain circumstances. Additionally, the terms of award agreements relating to the performance cash components of our 2014 LTIP (for the 2014-2016 performance cycle), 2015 LTIP (for the 2015-2017 performance cycle) and 2016 LTIP (for the 2016-2018 performance cycle) provide for payouts in the event of termination of employment under certain circumstances.
Mr. White's employment ended March 31, 2016. His termination was treated as a termination by Libbey without Cause under the Executive Severance Compensation Policy, and he received severance benefits and payments pursuant to the terms of the Executive Severance Compensation Policy and equity and performance cash agreements. Such severance benefits and payments are consistent with those described below under "Termination without Cause (No Change in Control)" and in the Potential Payments Upon Termination of Employment table on page 48.
Ms. Buck voluntarily resigned without Good Reason effective December 31, 2016. Ms. Buck was not entitled to any separation benefits or payments in connection with her resignation.
Because individuals hired after January 1, 2006 are ineligible for participation in the Salary Plan and SERP, Ms. Kovach is our only named executive who is eligible for benefits under the Salary Plan and SERP. As of December 31, 2016, Ms. Kovach was at least age 55 and had at least five years of service with Libbey. As a result, Ms. Kovach would have been eligible to receive a retirement benefit under our Salary Plan and SERP if she had retired on or before December 31, 2016. If Ms. Kovach or any of our other named executives had retired on or before December 31, 2016, all unvested equity awards would have been forfeited.
With respect to all non-CEO named executives, the following table summarizes the trigger events under which payments may be made and/or other benefits provided, the material payments or benefits to be provided, the conditions to our obligations to make the payments and/or provide the benefits, and the reasons why we believe that providing these payments and/or benefits is appropriate under the circumstances described.

Event	Benefits		Conditions to Payment of Benefits		Rationale

Death or Permanent Disability	•	Accrued Benefits	None	•	To compensate for service to us
	•	A prorated target award under the LTIP performance cash component for any performance cycle in effect on the date of death or permanent disability
				•	Aids in attracting and retaining executives
	•	Accelerated vesting of all unvested RSUs and NQSOs		•	Consistent with competitive market practice

Quit for Good Reason (No Change in Control)	•	Accrued Benefits	None	•	To compensate for service to us
	•	As to performance-based compensation under our LTIP, payment of the amount actually earned for each performance cycle in effect on the date of termination, prorated to the date of termination(1)
				•	Aids in attracting and retaining executives
				•	Consistent with competitive market practice

COMPENSATION-RELATED MATTERS

Event	Benefits		Conditions to Payment of Benefits			Rationale

Termination without Cause (No Change in Control)	•	Accrued Benefits	•	Release of claims against Libbey	•	To compensate for service to us and bridge the gap between employment with us and the executive's next job
	•	For the year in which termination occurs, a prorated SMIP award based on actual performance(1)
			•	Confidentiality obligations

	•	Base salary continuation for 12 months	•	Obligation to assign intellectual property rights
	•	Lump sum payment equal to the executive's SMIP target award. Paid on the first payroll date after termination
			•	Obligation to assist with litigation as to which the executive has knowledge	•	Aids in attracting and retaining executives
	•	As to LTIP performance-based cash compensation, payment of the amount actually earned for each performance cycle in effect on termination date, prorated to termination date(1)
					•	To provide compensation in exchange for restrictive covenants that protect Libbey's future interests
	•	Immediate vesting of all NQSOs and RSUs scheduled to vest within one year of termination	•	12-month obligation not to interfere with customer accounts, compete, divert business opportunities, solicit our employees, or disparage us

	•	Continuation of medical, dental, prescription drug and life insurance coverage for 12 months, subject to payment by the executive of premiums at employee rates
					•	Consistent with competitive market practice
	•	For a period of one year from termination, executive level outplacement services at the rate for Shields Meneley Partners or equivalent

Termination without Cause or Quit for Good Reason in connection with a Change in Control	•	Accrued Benefits	•	Release of claims against Libbey	•	Aids in attracting and retaining executives
	•	For the year in which termination occurs, a prorated SMIP award based on actual performance(1)
			•	Confidentiality obligations
					•	To provide compensation in exchange for restrictive covenants that protect Libbey’s future interests
	•	As to LTIP performance cash compensation under, payment of the amount actually earned for each performance cycle in effect on the date of termination(1)	•	Obligation to assign intellectual property rights
			•	Obligation to assist with litigation as to which the executive has knowledge
	•	Accelerated vesting of all unvested equity awards
					•	Consistent with competitive market practice
•
Lump-sum payment of two times the sum of the executive’s annual base salary in effect on the date notice of termination is given plus the executive’s target SMIP opportunity for the year in which the notice of termination is given(2)

			•	12-month obligation not to interfere with customer accounts, compete, divert business opportunities, solicit our employees, or disparage us
	•	Executive level outplacement services by a provider approved by Libbey, with the cost being limited to 15% of the executive’s base salary at the time of termination
	•	Financial planning services, with the cost to Libbey not to exceed $10,000
•
Continuation of medical, prescription drug, dental and life insurance benefits for a period of 18 months or until the executive obtains medical or life insurance through a future employer, with the executive continuing to pay the employee’s portion of the cost of such insurance

COMPENSATION-RELATED MATTERS

(1)	Amounts paid under our SMIP and the performance cash component of our LTIP will be paid between January 1 and March 15 of the year following the end of the relevant performance cycle.

(2)
Lump-sum cash payments will be paid no later than five days after termination of employment except to the extent the payments are subject to a six-month delay under Internal Revenue Code Section 409A, in which case payment will be on the first day of the seventh month after the executive's termination of employment.

Definitions
Unless otherwise specified above, the following definitions apply:
"Accrued Benefits" includes base salary through date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended before the date of termination.
"Cause" means (a) willful and continuous failure to substantially perform duties; (b) willful and continuous failure to substantially follow and comply with directives of the Board; (c) commission of an act of fraud or dishonesty that results in harm to us or failure to comply with a material policy, including our Code of Business Ethics and Conduct; (d) material breach of a material obligation to us; or (e) commission of illegal conduct or gross misconduct that causes harm to us. When used in reference to a termination that is not in connection with a change in control, "Cause" can have any of the previously listed meanings or: conviction of a misdemeanor or felony that is directly related to, or indicates the executive is not suited for, the position the executive occupies with us.
"Change in Control" generally means any of the following events:

•
A person (other than Libbey, any trustee or other fiduciary holding securities under one of our employee benefit plans, or any corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of our common stock) becomes the ‘‘beneficial owner,’’ directly or indirectly, of our securities representing 30% or more of the combined voting power of our then-outstanding securities;

•
The consummation of a merger or consolidation pursuant to which we are merged or consolidated with any other corporation (or other entity), unless our voting securities outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;

•	A plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets is consummated; or

•
During any period of two consecutive years (not including any period prior to the execution of the agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of our Board. Continuing Directors means (i) individuals who were members of the Board at the beginning of the two-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two-year period referred to above, by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the two-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with us to effect a transaction that otherwise meets the definition of a change in control.

A person typically is considered to be the ‘‘beneficial owner’’ of securities if the person has or shares the voting power associated with those securities.
"Good Reason" means (a) the executive ceases to be an officer of the Company; (b) we reduce the executive’s base salary and we do not apply the reduction in the same or similar manner to similarly situated employees; (c) we materially reduce the executive’s annual incentive compensation opportunity and the reduction is not applied in the same or similar manner to similarly situated employees; (d) we materially reduce or eliminate an executive benefit or an employee benefit and we do not apply the reduction to similarly situated employees in the same or similar manner; (e) we materially breach any written agreement between the executive and the Company and we fail to remedy the breach within 60 days after our receipt from the executive of written notice of breach; or (f) we exercise our right not to renew the agreement unless we concurrently exercise our right not to renew the agreements of similarly situated employees.

COMPENSATION-RELATED MATTERS

Compensation Committee Interlocks and Insider Participation
Carlos V. Duno, Ginger M. Jones, Theo Killion, Eileen A. Mallesch and Carol B. Moerdyk served on our Compensation Committee during 2016. None of Mr. Duno, Ms. Jones, Mr. Killion, Ms. Mallesch or Ms. Moerdyk has been an officer or employee of Libbey or its subsidiaries.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with Libbey’s management the Compensation Discussion and Analysis in this proxy statement. Taking all of these reviews and discussions into account, the Compensation Committee has approved the inclusion of the Compensation Discussion and Analysis in this proxy statement and has approved the incorporation by reference of the Compensation Discussion and Analysis in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Carlos V. Duno, Chair
Ginger M. Jones
Theo Killion
Eileen A. Mallesch
Carol B. Moerdyk

COMPENSATION-RELATED MATTERS

Summary Compensation Table
The following narrative and tables describe the ‘‘total compensation’’ our named executives earned during 2016, 2015 and 2014. The total compensation presented below does not reflect the actual pay received by, or the target pay of, the named executives in 2016, 2015 or 2014. The actual value realized by our named executives in 2016 from NQSOs and RSUs is presented in the Option Exercises and Stock Vested Table on page 44. Target annual and long-term incentive awards for 2016 are presented in the Grants of Plan-Based Awards Table on page 40.
The core components of our named executives' compensation are base salary, an annual cash incentive opportunity pursuant to our SMIP, and a long-term incentive opportunity under our LTIP, which includes performance-based cash compensation and equity awards. In addition to these core components, our executives occasionally receive compensation through sign-on awards, discretionary awards in recognition of outstanding individual contributions, retention awards, or in connection with termination of employment. In 2016, Ms. Streeter and Mr. White received compensation in connection with their terminations of employment. Ms. Buck did not receive any compensation in connection with her resignation.
Ms. Streeter
CEO Retention Award. As indicated in our proxy statement for our 2014 Annual Meeting, we entered into a CEO Retention Award Agreement with Ms. Streeter in December 2013 pursuant to which the Company issued to Ms. Streeter 240,829 cash-settled stock appreciation rights (which we refer to as SARs) in December 2013 and 115,687 restricted stock units (which we refer to as RSUs) in February 2014. These awards were subject to cliff vesting on December 31, 2018. When Ms. Streeter's employment terminated on January 11, 2016, these awards automatically vested under the terms of the agreement. The value of these RSUs and SARs is not included in the "All Other Compensation" column in this Summary Compensation Table because the cumulative grant date fair values were included in the "Stock Awards" and "Option Awards" columns of the Summary Compensation Tables in the years in which they were granted.
At the time the Compensation Committee and other non-management directors approved the CEO Retention Award Agreement, and the awards of SARs and RSUs made under it, the Compensation Committee and other non-management directors believed that the awards were in the best interest of our shareholders. The Committee and the Board believed that it was critical to the Company's transformation from a manufacturing-focused company to a consumer-focused company to ensure that Ms. Streeter's talents continued to be available to steer the transformation. Recognizing that Ms. Streeter's skills and talents may be in high demand from others, and in order to maximize the retention value at the time of the awards, the Committee elected to provide Ms. Streeter with cash-settled retention RSUs and cash-settled SARs, the vesting of which would be accelerated if the company were to elect to terminate her employment without cause before December 31, 2018, when the awards were otherwise scheduled to cliff-vest. The Committee and the Board viewed the CEO Retention Award Agreement, and the grants of SARs and RSUs made under it, as extraordinary in nature, and did not enter into any additional special retention agreements with Ms. Streeter or Mr. Foley, nor do they anticipate entering into any similar agreements with Mr. Foley or any of the other executive officers.
Separation Agreement. We entered into a Mutual Separation Agreement and Release with Ms. Streeter in January 2016 in connection with her termination. The separation payments and benefits we provided to Ms. Streeter under that agreement are consistent with the separation payments and benefits provided for in her employment agreement, except with respect to the timing and calculation method of incentive award payments under the 2016 SMIP and the performance cash components of the 2014 LTIP, 2015 LTIP and 2016 LTIP. The employment agreement called for payment of the amounts actually earned, prorated to the date of termination, with payments to be made between January 1 and March 15 of the year following the end of each applicable performance cycle. In the interest of fully and quickly resolving all potential issues related to separation compensation, the Company and Ms. Streeter mutually agreed to estimate the amounts that would be earned based on the most recent forecasts available in January 2016, prorate those estimated amounts to the date of termination, and make the payments to Ms. Streeter in March 2016. Our expense associated with these payments is reflected in the "Non-Equity Incentive Compensation" column in this Summary Compensation Table.
Mr. White
The payments and benefits provided to Mr. White in connection with his termination were determined in accordance with the Executive Severance Compensation Policy and the award agreements governing awards of RSUs, NQSOs and LTIP performance cash opportunities. The values of those RSUs and NQSOs for which vesting accelerated in connection with Mr. White's termination are not included in the "All Other Compensation" column in this Summary Compensation Table because the cumulative grant date fair values were included in the "Stock Awards" and "Option Awards" columns of the Summary Compensation Tables in the years in which they were granted.

COMPENSATION-RELATED MATTERS

For additional information regarding the payments and benefits provided to Ms. Streeter and Mr. White in connection with their terminations of employment, and additional information regarding the agreements, plans and policies pursuant to which those payments and benefits were provided, see "Potential Payments Upon Termination of Employment or Change in Control" above and the Potential Payments Upon Termination of Employment Table on page 48.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
William A. Foley	2016	804,185	0	1,037,687	532,688	801,520	0	110,050	3,286,130
Chairman and Chief
Executive Officer(8)

Stephanie A. Streeter	2016	21,166	0	0	0	653,666	0	3,301,516	3,976,348
Chief Executive	2015	792,438	0	960,406	517,050	728,386	0	73,677	3,071,957
Officer(9)	2014	768,750	0	4,436,131	413,043	941,390	0	44,259	6,603,573

Sherry Buck	2016	482,125	0	257,312	143,125	386,211	0	47,115	1,315,888
Vice President, Chief	2015	462,500	0	245,784	132,320	221,129	0	41,651	1,103,384
Financial Officer(10)	2014	386,907	0	217,148	112,263	311,530	0	35,988	1,063,836

Annunciata Cerioli	2016	424,670	0	185,728	103,312	214,012	0	60,679	988,401
Vice President, Chief	2015	377,646	0	244,588	77,851	86,713	0	27,435	814,233
Supply Chain	2014	29,170	252,289	246,591	70,866	13,714	0	0	612,630
Officer(11)

Susan A. Kovach	2016	341,568	0	123,696	68,809	209,254	21,812	34,191	799,330
Vice President,	2015	334,070	0	128,214	69,025	123,403	0	24,320	679,032
General Counsel &	2014	325,117	25,000	129,672	67,034	189,097	29,532	19,442	784,894
Secretary

Salvador Miñarro	2016	355,291	0	162,528	90,407	241,106	0	98,845	948,177
Villalobos	2015	373,902	0	617,047	93,409	143,209	0	71,138	1,298,705
Vice President,
General Manager
U.S. & Canada(12)

James H. White	2016	131,250	0	304,720	169,491	127,004	0	1,041,734	1,774,199
Vice President, Chief	2015	246,591	0	1,561,933	148,879	80,949	0	13,980	2,052,332
Operating Officer(13)

(1)
As to Mr. Miñarro for 2015, represents base salary paid from January 1 through March 31, 2015, as well as other fixed components of pay that our Mexican subsidiary was required under Mexican law to pay Mr. Miñarro, totaling $111,372. These amounts were paid to Mr. Miñarro in Mexican pesos, and the amount included in this column was translated to U.S. currency using the interbank exchange rate in effect at the time of payment to Mr. Miñarro. The remaining $262,530 represents the base salary paid to Mr. Miñarro after he assumed his executive officer role on April 1, 2015.

(2)
As to Ms. Cerioli for 2014, represents: (a) $70,000 signing bonus; and (b) $182,289 minimum guaranteed incentive under the 2014 SMIP. The balance of Ms. Cerioli's 2014 SMIP award is included in the "Non-Equity Incentive Compensation" column. As to Ms. Kovach for 2014, represents a special award made in April 2014 in recognition of leadership related to our 2014 refinancing.

(3)
Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to RSUs granted in 2016, 2015 and 2014, respectively. As to Mr. Foley, also represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of awards of stock made to non-management directors on May 10, 2016. On that date, we awarded certain non-management directors stock having a grant date fair value of $80,007, or $17.58 per share. Although Mr. Foley ceased to be a non-management director when he was appointed CEO on January 12, 2016, this stock award was attributable to service as a non-management director during the 2015 fiscal year. As to all RSU awards in 2016, 2015 and 2014 other than the special retention awards of 115,687 cash-settled RSUs made to Ms. Streeter in February 2014, the awards vest ratably over a four-year period from the date of grant. The special retention award of 115,687 cash-settled RSUs made to Ms. Streeter in February 2014 were scheduled to cliff vest on December 31,

COMPENSATION-RELATED MATTERS

2018, however, all 115,687 cash-settled RSUs vested automatically upon Ms. Streeter's termination of employment on January 11, 2016. When Ms. Buck resigned effective December 31, 2016, all unvested RSUs were forfeited. When Mr. White's employment ended on March 31, 2016, vesting was accelerated with respect to all RSUs that otherwise would have vested by March 31, 2017, and all other unvested RSUs were forfeited. For more information, see Footnote 12, ‘‘Employee Stock Benefit Plans,’’ to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 3, 2017. The actual values realized by the respective named executives depend on the number of RSUs that actually vest and the price of our common stock when the RSUs vest or, in the case of Ms. Streeter's cash-settled RSUs, when they are settled in cash.

(4)
Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to NQSOs granted in 2016, 2015 and 2014, respectively. The awards vest ratably over a four-year period from the date of grant. When Ms. Buck resigned effective December 31, 2016, all unvested NQSOs were forfeited. When Mr. White's employment ended on March 31, 2016, vesting was accelerated with respect to all NQSOs that otherwise would have vested by March 31, 2017, and all other unvested NQSOs were forfeited. For more information, see Footnote 12, ‘‘Employee Stock Benefit Plans,” to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 3, 2017. The actual values received by the respective named executives depend on the number of NQSOs that actually vest, the number of shares with respect to which NQSOs are exercised and the price of our common stock on the date on which the NQSOs are exercised.

(5)
Represents (a) amounts earned by the named executives in 2016, 2015 and 2014 under our SMIP and (b) for 2016, 2015 and 2014, amounts earned by the named executives under the performance cash component of our 2014 LTIP, 2013 LTIP and 2012 LTIP, respectively. The awards under our SMIP were paid in March of 2017, 2016 and 2015, respectively, and the awards under the performance cash component of our 2014 LTIP, 2013 LTIP and 2012 LTIP were paid in March of 2017, March of 2016 and February of 2015, respectively. As to Ms. Streeter for 2016, also includes amounts earned by her under the performance cash component of our 2015 LTIP and 2016 LTIP. The awards to Ms. Streeter under our 2015 SMIP, 2016 SMIP and the performance cash component of our 2013 LTIP, 2014 LTIP, 2015 LTIP and 2016 LTIP were paid to her in March 2016 upon her termination.

(6)
Represents the actuarial increase in pension value under our Salary Plan and our SERP. In 2015, the net pension value under our Salary Plan and our SERP declined for all named executives who are participants under those plans; as a result, for 2015 the amount of the actuarial increase is $0. We do not guarantee any particular rate of return on deferred compensation under our Executive Savings Plan ("ESP") or our EDCP. The rate of return depends upon the performance of the fund in which the participant's ESP or EDCP account is deemed invested. Accordingly, the amounts included in this column do not include above-market earnings on nonqualified deferred compensation. Ms. Kovach is the only named executive who is eligible to participate in the Salary Plan and SERP.

(7)
For 2016, includes: (i) annual company matching contributions to our 401(k) savings plan (a broad-based plan open to all U.S. salaried employees); (ii) for Ms. Streeter and Mr. White, our expense associated with the compensation payable to them in connection with their terminations of employment; and (iii) the following perquisites:

Named Executive	EDCP Matching Contribution ($)(a)	Tax Prep / Financial Planning ($)(b)	Housing Allowance or Relocation Assistance ($)(c)	Tax Gross-Up ($)(d)	Ground Transport ($)(e)	Airline Club Membership ($)	Annual Executive Physical Exam ($)	Legal Fees ($)(f)	Vacation ($)(g)	Total ($)
W. Foley	30,938	11,699	49,416	2,185	1,365	495	2,739	0	0	98,837
S. Streeter	0	537	0	0	109	0	0	0	0	646
S. Buck	12,113	14,000	0	0	1,036	479	0	0	3,587	31,215
A. Cerioli	8,800	13,772	13,551	7,949	707	0	0	0	0	44,779
S. Kovach	4,291	14,000	0	0	0	0	0	0	0	18,291
S. Miñarro	0	3,255	51,192	10,195	342	0	0	23,126	0	88,110
J. White	0	0	0	0	1,569	0	0	0	0	1,569

(a)	Annual company matching contributions to our EDCP

(b)	The cost we paid for tax return preparation and financial planning for the respective named executives

(c)
As to Mr. Foley, represents an allowance for housing in the Toledo, Ohio area since Mr. Foley's primary home is in the Cleveland, Ohio metropolitan area. As to Ms. Cerioli, represents relocation assistance provided in connection with her hire. As to Mr. Miñarro, represents relocation assistance provided in connection with his promotion to his current role.

(d)
As to Mr. Foley and Ms. Cerioli, represents tax gross-ups on a housing allowance and relocation assistance, respectively. As to Mr. Miñarro, represents tax gross-ups on relocation assistance ($7,093) and foreign tax return preparation ($3,102).

(e)
Includes our incremental cost for ground transportation for personal and business trips from the Toledo, Ohio, area to the Detroit / Wayne County Metropolitan Airport. For personal trips, includes the entire cost that we incurred for such transportation. For business trips, includes the amount in excess of the amount to which the respective named executives would have been entitled as reimbursement for mileage and parking under our travel policy applicable to all employees.

COMPENSATION-RELATED MATTERS

(f)	Represents payment of legal expenses that Mr. Miñarro incurred in connection with immigration matters relating to his and his family's relocation to the U.S. from Mexico.

(g)	Reimbursement of expenses Ms. Buck incurred for a vacation in 2016.

(8)	Mr. Foley assumed his role as CEO effective January 12, 2016.

(9)	Ms. Streeter's employment ended January 11, 2016.

(10)	Ms. Buck's employment ended December 31, 2016.

(11)	Ms. Cerioli was hired on December 1, 2014.

(12)	Mr. Miñarro was named Vice President, General Manager, U.S. and Canada, on April 1, 2015. He previously served as Vice President, General Manager, Latin America.

(13)	Mr. White was hired on July 13, 2015. His employment ended March 31, 2016.

COMPENSATION-RELATED MATTERS

Grants of Plan-Based Awards Table
During 2016, the Compensation Committee granted to our named executives RSUs and NQSOs under our 2006 Omnibus Plan and 2016 LTIP. RSU recipients are not entitled to dividends or voting rights with respect to the common shares underlying the RSUs unless and until they are earned or vested. We do not reprice NQSOs, nor have we repurchased underwater NQSOs. On May 10, 2016, Mr. Foley received an outright grant of common stock under our 2016 Omnibus Plan attributable to his service as a non-management director during the 2015 fiscal year. On February 6, 2017, the Compensation Committee approved the payment of cash awards under our 2016 SMIP and our 2014 LTIP.
This table and accompanying footnotes contain information as to each of these awards, including information as to applicable performance measures for our cash awards, and vesting schedules for RSUs and NQSOs.
GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Possible Payouts under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Named Executive	Plan Name	Award Date(1)	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
W. Foley	2016 SMIP	1/11/2016		165,000	825,000	1,856,250
	2016 LTIP (cash)	1/11/2016		247,500	990,000	1,980,000
	2015 LTIP (cash)	1/11/2016		326,700	653,400	1,306,800
	2014 LTIP (cash)	1/11/2016		81,675	326,700	653,400
	2016 LTIP (RSUs)	1/11/2016	2/25/2016				59,855			957,680
	2016 LTIP (NQSOs)	1/11/2016	2/25/2016					126,598	17.13	532,688
	2016 Omnibus Plan	10/28/2014	5/10/2016				4,551			80,007

S. Streeter	2016 SMIP	1/11/2016			24,057
	2016 LTIP (cash)	1/11/2016			9,623

S. Buck	2016 SMIP	2/8/2016		67,498	337,488	759,348
	2016 LTIP (cash)	2/8/2016		66,500	266,000	532,000
	2016 LTIP (RSUs)	2/8/2016	2/25/2016				16,082			257,312
	2016 LTIP (NQSOs)	2/8/2016	2/25/2016					34,015	17.13	143,125

A. Cerioli	2016 SMIP	2/8/2016		48,720	243,601	548,102
	2016 LTIP (cash)	2/8/2016		48,000	192,001	384,002
	2016 LTIP (RSUs)	2/8/2016	2/25/2016				11,608			185,728
	2016 LTIP (NQSOs)	2/8/2016	2/25/2016					24,553	17.13	103,312

S. Kovach	2016 SMIP	2/8/2016		34,157	170,784	384,264
	2016 LTIP (cash)	2/8/2016		31,970	127,878	255,756
	2016 LTIP (RSUs)	2/8/2016	2/25/2016				7,731			123,696
	2016 LTIP (NQSOs)	2/8/2016	2/25/2016					16,353	17.13	68,809

S. Miñarro	2016 SMIP	2/8/2016		42,635	213,175	479,644
	2016 LTIP (cash)	2/8/2016		42,005	168,019	336,038
	2016 LTIP (RSUs)	2/8/2016	2/25/2016				10,158			162,528
	2016 LTIP (NQSOs)	2/8/2016	2/25/2016					21,486	17.13	90,407

J. White	2016 SMIP	2/8/2016		79,931	399,656	899,226
	2016 LTIP (cash)	2/8/2016		78,750	315,000	630,000
	2016 LTIP (RSUs)	2/8/2016	2/25/2016				19,045			304,720
	2016 LTIP (NQSOs)	2/8/2016	2/25/2016					40,281	17.13	169,491

COMPENSATION-RELATED MATTERS

(1)
For Non-Equity Incentive Plan Awards made to all named executives other than Mr. Foley and Ms. Streeter, the Award Date and the Grant Date for awards made under the 2016 SMIP and the performance cash component of the 2016 LTIP are the date on which the Compensation Committee approved the 2016 SMIP and the performance cash component of our 2016 LTIP. For Non-Equity Incentive Plan Awards made to Mr. Foley, the Award Date and the Grant Date are the date on which the Board approved Mr. Foley's participation in, and target opportunities under, the 2016 SMIP and 2016 LTIP. For Non-Equity Incentive Plan Awards made to Ms. Streeter, the Award Date and the Grant Date are the date on which the Board approved the Mutual Separation Agreement and Release pursuant to which Ms. Streeter was awarded these exact amounts. For All Other Stock Awards and All Other Option Awards, the Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determined the number of NQSOs or RSUs, as the case may be, awarded. The number of NQSOs and RSUs awarded to the named executives in February 2016 under our 2016 LTIP was determined by dividing the target dollar value of the applicable component of equity to be awarded by (a) in the case of NQSOs, the Black-Scholes value of the options, determined using the average closing price of Libbey common stock over a period of 20 consecutive trading days ending on the grant date and capping the volatility at 50%, or (b) in the case of RSUs, the average closing price of Libbey common stock over the 20 consecutive trading-day period ending February 25, 2016. The number of shares of common stock granted to Mr. Foley on May 10, 2016 under our 2016 Omnibus Plan was determined by multiplying the number of shares times $17.58, the closing price of our common stock on the date of the grant. We inform grant recipients of their awards after we determine the number of RSUs and/or NQSOs to be granted. For awards made in February 2016, we determined the number of RSUs and NQSOs to be granted on the first business day after we announced our results of operations for the 2015 fiscal year.

(2)	Represents the range of possible cash awards under (a) our 2016 SMIP and (b) the performance cash component of our 2016 LTIP.

(a)
Under our SMIP, each named executive is eligible for an annual incentive award in an amount up to 225% of the executive officer’s target award, which in turn is a percentage of the executive’s anticipated full-year base salary, as set forth in the following table:

Named Executive	Target Award as a Percentage of Anticipated Full-Year Base Salary (%)
W. Foley	100
S. Streeter	100
S. Buck	70
A. Cerioli	60
S. Kovach	50
S. Miñarro	60
J. White	75
Under the 2016 SMIP, each named executive has an opportunity to earn a payout based on company performance, although the amount of the payout may be modified up or down by 25% based on individual performance, as described below. Accordingly, the amount disclosed under the ‘‘Threshold’’ column represents only 20% of target performance (reflecting the maximum downward impact of the individual modifier), while the amount disclosed under the “Maximum” column represents 225% of target performance (reflecting the maximum upward impact of the individual modifier). As noted under ‘‘Compensation Discussion and Analysis — Executive Summary — 2016 Executive Compensation Highlights’’ and ‘‘Compensation Discussion and Analysis — What pay did Libbey’s executives receive for 2016?,’’ the performance metrics under the financial performance component were revenue growth and adjusted cash earnings, each of which is calculated as shown in Appendix B.
For all of our named executives, 100% of their opportunity was based on company-wide performance, as reflected in company-wide revenue growth (net sales) and adjusted cash earnings performance metrics. The payout scales with respect to each of the metrics were as follows:

Revenue Growth (Net Sales)				Adjusted Cash Earnings
Full Year Net Sales	Percent of Targeted Net Sales	Performance Level	Payout Percentage	Full Year Cash Earnings	Percent of Targeted Cash Earnings	Performance Level	Payout Percentage
$880,000	104.9%	Maximum	200%	$131,076	110.0%	Maximum	200%
$839,138	100.0%	Target	100%	$119,160	100.0%	Target	100%
$800,000	95.3%	Threshold	40%	$95,328	80.0%	Threshold	50%
< $800,000	< 95.3%	Below Threshold	0%	< $95,328	< 80.0%	Below Threshold	0%

COMPENSATION-RELATED MATTERS

(b)
Under the performance cash component of our 2016 LTIP, each named executive is eligible for a cash award in an amount up to 200% of the named executive’s target award. Each named executive’s target award under the performance cash component is 40% of the named executive’s target award under all components of the relevant LTIP. The target awards are based on the named executives' respective annualized base salaries as of January 1, 2016 (in the case of Mr. Foley, January 12, 2016). Each named executive’s target award under all components of the 2016 LTIP is set forth in the following table:

Named Executive	2016 Target Long-Term Award as a Percentage of Annualized Base Salary (%)	2016 LTIP Performance Cash Target as Percentage of Annualized Base Salary (%)
W. Foley	300	120
S. Streeter	300	120
S. Buck	140	56
A. Cerioli	120	48
S. Kovach	95	38
S. Miñarro	120	48
J. White	150	60
The extent to which a payout is earned under the performance cash component of the 2016 LTIP is based on our return on invested capital (ROIC) for each of the three one-year performance periods (calendar years 2016, 2017 and 2018) included in the three-year performance cycle ended December 31, 2018. ROIC is calculated as shown in Appendix A. The scale used to determine the payout score for each of the three one-year performance periods is reset for each performance period to correlate with targeted ROIC for that year. The amount of the final payout, if any, will be determined based on the average of the three discrete, single-year payout scores. The scale used to determine the payout score for the 2016 calendar year is:

Basis Points Above or Below 2016 Targeted ROIC	Payout Score (%)
+100	200
0	100
-150	25
Less than -150	0

(3)	Represents grants of RSUs made under our 2016 LTIP and, as to Mr. Foley, an outright grant of common stock attributable to his service as a non-management director during 2015.

(4)	Represents grants of NQSOs made under our 2016 LTIP. The grants vest 25% per year beginning on February 17, 2016.

(5)	Represents the respective grant date fair values, determined in accordance with FASB ASC Topic 718, of the RSUs and NQSOs.
Outstanding Equity Awards at Fiscal Year-End Table
Our named executives had the following types of equity awards outstanding at the end of the 2016 fiscal year:

•	NQSOs granted under our 2006 Omnibus Plan and predecessor plans;

•	RSUs granted under our 2006 Omnibus Plan; and

•	Cash-settled SARs granted under our 2006 Omnibus Plan.
The following table shows, for each of the named executives, as of December 31, 2016 (a) the number, exercise price and expiration date of NQSOs and cash-settled SARs that were vested but not yet exercised and of NQSOs that were not vested; and (b) the number and market value of RSUs that were not vested.
Mr. White had no outstanding equity awards as of December 31, 2016. Pursuant to the terms of the applicable award agreements, upon termination of Mr. White's employment on March 31, 2016, vesting was accelerated as to all NQSOs and RSUs that otherwise would have vested within one year of his termination date. All other unvested NQSOs and RSUs were forfeited. Vested NQSOs expired on June 29, 2016. For additional information, see footnote (3) to the Potential Payments Upon Termination of Employment table below.

COMPENSATION-RELATED MATTERS

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Option Awards				Stock Awards
Named Executive	Award Date(1)	Grant Date(1)(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
W. Foley	1/11/2016	2/25/2016	0	126,598	17.13	2/25/2026	59,855	1,164,778

S. Streeter(6)	12/9/2013	12/16/2013	240,829	0	21.29	1/11/2017

S. Buck(7)	7/6/2012	8/1/2012	33,389	0	13.96	3/31/2017	0	0
	2/11/2013	2/22/2013	8,953	0	19.02	2/22/2023	0	0
	2/17/2014	2/24/2014	5,370	0	23.02	2/24/2024	0	0
	2/16/2015	3/2/2015	2,246	0	38.06	3/31/2017	0	0

A. Cerioli	10/27/2014	12/1/2014	2,746	2,745	29.50	12/1/2024	4,178	81,304
	2/16/2015	3/2/2015	1,321	3,963	38.06	3/2/2025	2,934	57,096
	6/11/2015	6/12/2015					1,875	36,488
	2/8/2016	2/25/2016	0	24,553	17.13	2/25/2026	11,608	225,892

S. Kovach	2/4/2008	2/15/2008	3,621	0	15.35	2/15/2018
	2/7/2011	2/10/2011	3,625	0	17.00	2/10/2021
	2/6/2012	2/17/2012	4,624	0	13.95	2/17/2022
	2/11/2013	2/22/2013	5,177	1,725	19.02	2/22/2023	1,513	29,443
	2/17/2014	2/24/2014	3,207	3,206	23.02	2/24/2024	2,817	54,819
	2/16/2015	3/2/2015	1,172	3,513	38.06	3/2/2025	2,601	50,615
	2/8/2016	2/25/2016	0	16,353	17.13	2/25/2026	7,731	150,445

S. Miñarro	2/4/2008	2/15/2008	3,200	0	15.35	2/15/2018
	2/9/2009	2/27/2009	3,500	0	1.01	2/27/2019
	2/8/2010	2/11/2010	6,000	0	10.13	2/11/2020
	12/6/2010	12/31/2010	20,000	0	15.47	12/31/2020
	2/7/2011	2/10/2011	7,000	0	17.00	2/10/2021
	2/6/2012	2/17/2012	7,500	0	13.95	2/17/2022
	7/5/2012	8/1/2012	3,597	0	13.96	8/1/2022
	2/11/2013	2/22/2013	5,939	1,979	19.02	2/22/2023	1,734	33,744
	2/17/2014	2/24/2014	3,291	3,291	23.02	2/24/2024	2,891	56,259
	2/16/2015	3/2/2015	1,585	4,755	38.06	3/2/2025	12,521	243,659
	2/8/2016	2/25/2016	0	21,486	17.13	2/25/2026	10,158	197,675

J. White(8)

(1)	The Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determined the number of NQSOs or RSUs, as the case may be, awarded.

(2)
See ‘‘Compensation Discussion and Analysis — How does Libbey determine the forms and amounts of executive pay? — Our Equity Grant Practices’’ for information as to how we determine the number of NQSOs and RSUs awarded to our named executives. We inform grant recipients of their awards after we determine the number of NQSOs and/or RSUs to be granted. For awards made in February 2016, the grant date was the first business day after we announced our results of operations for the 2015 fiscal year.

(3)
Represents NQSOs awarded under our 2006 Omnibus Plan. NQSOs granted before 2015 vest 25% on each of the first four anniversaries of the grant date. NQSOs granted in 2015 and 2016 vest 25% per year for four years beginning on February 17th of the year after the grant.

(4)
Represents RSUs awarded under our 2006 Omnibus Plan. One share of our common stock underlies each RSU. RSUs granted in 2013, 2014 and on June 12, 2015 vest 25% on each of the first four anniversaries of the grant date. All other RSUs vest 25% per year for four years beginning on February 17th of the year after the grant.

(5)
Represents the market value, as of December 31, 2016, of unvested RSUs. We have estimated the market value by multiplying the number of shares of common stock underlying the RSUs by $19.46, the closing price of our common stock on December 30, 2016, the last trading day of 2016.

COMPENSATION-RELATED MATTERS

(6)
The special retention award of cash-settled SARs made to Ms. Streeter in December 2013 was scheduled to cliff vest on December 31, 2018; however, all 240,829 cash-settled SARs vested automatically upon Ms. Streeter's termination of employment on January 11, 2016. For additional information, see footnote (8) to the Potential Payments Upon Termination of Employment table below.

(7)	Pursuant to the terms of the applicable NQSO and RSU award agreements, upon Ms. Buck's resignation on December 31, 2016, all unvested NQSOs and RSUs were forfeited.

(8)
Mr. White had no outstanding equity awards as of December 31, 2016. When Mr. White's employment ended on March 31, 2016, vesting was accelerated as to all NQSOs and RSUs that otherwise would have vested within one year of his termination date. All other unvested NQSOs and RSUs were forfeited. Vested NQSOs expired on June 29, 2016.

Option Exercises and Stock Vested for Fiscal 2016 Table
The following table sets forth information concerning the exercise of stock options by the named executives in 2016 and the value of RSUs that vested in 2016.
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2016

	Option Awards		Stock Awards
Named Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting ($)(2)	Value Realized on Vesting ($)(3)
W. Foley	0	0	4,551	80,007
S. Streeter	54,801	129,731	150,029	2,937,568
S. Buck	0	0	11,747	212,777
A. Cerioli	0	0	3,693	66,863
S. Kovach	0	0	5,586	96,832
S. Miñarro	2,882	21,846	8,584	149,804
J. White	10,071	9,265	15,564	289,490

(1)	Represents the sum of the differences between the market prices and the exercise prices for the respective awards of NQSOs exercised by the named executive officers during 2016.

(2)
As to Mr. Foley, represents grant of unrestricted common stock in 2016. As to Ms. Streeter, represents 34,342 RSUs and 115,687 cash-settled RSUs that vested during 2016. As to all other named executives, represents the number of RSUs that vested during 2016.

(3)
As to Mr. Foley, represents the value of unrestricted common stock granted in 2016, the value of which was determined by multiplying the number of shares by the closing price of our common stock on the grant date: $17.58. As to all other named executives, represents the value of RSUs, including cash-settled RSUs, that vested during 2016. The value was determined by multiplying the number of shares by the closing price of our common stock on the applicable vesting dates:

Vesting Date	Closing Price ($)
January 11, 2016	19.58
February 17, 2016	16.75
February 22, 2016	17.56
February 24, 2016	18.20
March 31, 2016	18.60
June 12, 2016	16.80
August 1, 2016	18.80
December 1, 2016	19.13

COMPENSATION-RELATED MATTERS

Pension Benefits in Fiscal 2016 Table
Executives hired before January 1, 2006 are eligible for benefits under our Salary Plan and our SERP. Of our named executives, only Ms. Kovach is eligible for benefits under the Salary Plan and SERP.
The Salary Plan is a qualified plan, and the SERP is an excess, non-qualified plan designed to provide substantially identical retirement benefits as the Salary Plan to the extent that the Salary Plan cannot provide those benefits due to limitations in the Internal Revenue Code. Benefits under the Salary Plan and SERP are determined by annual contribution credits equal to a percentage of annual earnings plus interest. Ms. Kovach is eligible for a pension benefit under the Salary Plan and SERP under the cash balance formula, which is based upon the value of a notional account that had an opening balance determined in accordance with the final average pay formula described below as of January 1, 1998. Under the cash balance formula, the account balance is increased each year with a contribution amount based on the sum of age and years of service with Libbey and with interest based upon the 30-year Treasury rate.
The final average pay formula is: [(A) x (B) x (C)] + [(D) x (E) x (C)] + [(F) + (A) + (G)]
Where:
(A) Monthly final average earnings for the three highest consecutive calendar years before 2008
(B) 1.212%
(C) Years of credited service up to 35 years
(D) Monthly final average earnings above Social Security Wage base at retirement
(E) 0.176%
(F) 0.5%
(G) Years of credited service over 35 years
Only base salary and amounts earned under the SMIP are included in calculating final average earnings.
The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retired before age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit. Ms. Kovach is entitled to a benefit computed only in accordance with the cash balance formula. None of our other named executives is eligible for a pension benefit under our Salary Plan or our SERP because their employment with Libbey did not begin before January 1, 2006.
The following table sets forth information concerning the benefits provided to the named executives under the Salary Plan and the SERP as of December 31, 2016, the date that we use for pension plan measurement for financial statement reporting purposes.
PENSION BENEFITS IN FISCAL 2016 TABLE

Named Executive	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
W. Foley	N/A	N/A	N/A	N/A
S. Streeter	N/A	N/A	N/A	N/A
S. Buck	N/A	N/A	N/A	N/A
A. Cerioli	N/A	N/A	N/A	N/A
S. Kovach	Salary Plan	13.08	164,229	0
	SERP	13.08	125,254	0
S. Miñarro	N/A	N/A	N/A	N/A
J. White	N/A	N/A	N/A	N/A

(1)	Represents actual years of service to Libbey. The plans were frozen at the end of 2012, after which additional pension service is not credited.

(2)
Amounts were determined based on the assumptions outlined in our audited financial statements for the year ended December 31, 2016, except that all named executives who are eligible for pension benefits under the Salary Plan are assumed to receive benefits under the cash balance design at their normal retirement age of 65.

COMPENSATION-RELATED MATTERS

Nonqualified Deferred Compensation
The following table sets forth information with respect to our EDCP. The EDCP was the only nonqualified deferred compensation plan under which employees could defer pay earned in 2016:
NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2016 TABLE

	Executive Contributions in Last FY		Registrant Contributions in Last FY		Aggregate Earnings in Last FY		Aggregate Withdrawals / Distributions in Last FY		Aggregate Balance at Last FYE(3)
Named Executive	($)	RSUs	($)(1)	RSUs	($)(2)	RSUs	($)	RSUs	($)	RSUs
W. Foley	30,938	0	30,938	0	6	0	0	0	61,881	0
S. Streeter	2,117	0	0	0	(24,001)	0	(388,925)	0	0	0
S. Buck	12,113	0	12,113	0	2,055	131	0	0	83,480	5,310
A. Cerioli	68,800	0	8,800	0	1,830	0	0	0	79,430	0
S. Kovach	4,291	0	4,291	0	1,011	407	0	0	69,922	16,530
S. Miñarro	0	0	0	0	0	0	0	0	0	0
J. White	6,563	0	0	0	839	0	(40,696)	0	0	0

(1)
The following amounts are included in the column headed ‘‘All Other Compensation’’ in the Summary Compensation Table above: Mr. Foley — $30,938; Ms. Buck — $12,113; Ms. Cerioli — $8,800; Ms. Kovach— $4,291.

(2)	Not included in the Summary Compensation Table because earnings are not at an above-market rate.

(3)
Of the total amounts in this column, the following amounts are reported as ‘‘Salary’’ or ‘‘Stock Awards’’ in the Summary Compensation Table in this proxy statement for the 2016, 2015 and/or 2014 fiscal years:

Named Executive	Salary ($)	Stock Awards ($)
W. Foley	30,938	0
S. Streeter	381,251	0
S. Buck	35,288	0
A. Cerioli	68,800	0
S. Kovach	10,923	0
S. Miñarro	0	0
J. White	28,875	0
Under the EDCP, our named executives and other members of senior management may defer base pay, cash incentive and bonus compensation and RSUs into an account that is deemed invested in one of 13 measurement funds, including a Libbey common stock measurement fund. RSUs in all events are deemed invested in the Libbey common stock measurement fund. We selected these funds to provide measurement options similar to the investment options provided under our 401(k) plan. Participants make deferral elections with respect to cash pay and RSUs before the year in which they are earned or they vest.
Participants can defer (a) up to 60% of the amount by which base salary exceeds required payroll obligations and 401(k) plan contributions; (b) up to 60% of the amount by which cash incentive or bonus compensation exceeds required payroll obligations; and (c) up to 100% of RSUs that are earned or vest during the year to which the deferral relates. We provide matching contributions on excess contributions of base salary in the same manner as we provide matching contributions under our 401(k) plan. The matching contributions are deemed invested in accordance with the participant’s election as to his or her own contributions.
The balance credited to a participant’s account, including the matching contributions that we make, is 100% vested at all times. However, the EDCP is not funded and, as a result, EDCP account balances are subject to the claims of our creditors.
We must pay the account balance in a lump sum made on, or in installments that begin on, the distribution date elected by the participant. However, if a participant dies before his or her account balance is distributed in full, we must distribute the account balance in a lump sum to the participant’s beneficiaries no later than 60 days after the participant’s death. If a participant ceases to be a Libbey employee before his or her 62nd birthday, we must pay the participant his or her account balance in a lump sum within 60 days after the date of his or her separation from service, unless the participant is a ‘‘specified

COMPENSATION-RELATED MATTERS

employee’’ for purposes of Internal Revenue Code Section 409A. In that event, we must pay the participant his or her account balance on the first day of the seventh month after his or her separation from service. If a participant ceases to be a Libbey employee on or after his or her 62nd birthday, we must distribute the account balance either in a lump sum or in installments, as elected by the participant, on or beginning on the distribution date elected by the participant. In that event, the distribution date cannot be later than the January 1st immediately following the participant’s 75th birthday. If, however, the executive is a ‘‘specified employee’’ for purposes of Internal Revenue Code Section 409A, we cannot distribute the account balance, or begin distributing the account balance, to the participant before the first day of the seventh month after the participant’s separation from service. Finally, if a change in control, as defined in the EDCP, occurs, a participant’s entire account balance will be distributed to him or her within 30 days after the change in control.
EDCP hardship distributions are permitted, but there are no loan provisions. All EDCP distributions are fully taxable. Rollovers to defer taxes are not permitted.
Potential Payments Upon Termination or Change in Control
As discussed under ‘‘Compensation Discussion and Analysis — Potential Payments Upon Termination or Change in Control,’’ we have a letter agreement with Mr. Foley and, for all non-CEO named executives, an Executive Severance Compensation Policy and change in control agreements pursuant to which they may be entitled to severance payments and/or other benefits upon termination of their employment, including in connection with a change in control of Libbey.
The terms of our RSU and NQSO award agreements provide for acceleration of unvested awards in the event of termination of employment under certain circumstances. Additionally, the terms of award agreements relating to the performance cash components of our 2014 LTIP (for the 2014-2016 performance cycle), 2015 LTIP (for the 2015-2017 performance cycle) and 2016 LTIP (for the 2016-2018 performance cycle) provide for payouts in the event of termination of employment under certain circumstances.
Mr. White's employment ended effective March 31, 2016. His termination was treated as a termination by Libbey without Cause under the Executive Severance Compensation Policy, and he received severance benefits and payments pursuant to the terms of the Executive Severance Compensation Policy and the agreements pursuant to which awards of RSUs, NQSOs and performance cash awards were made. The amounts of these severance benefits and payments are set forth under "Involuntary termination without Cause - no change in control triggering event."
Ms. Buck voluntarily resigned effective December 31, 2016. She received no severance benefits or payments in connection with her resignation.
For each of Ms. Streeter, Mr. White and Ms. Buck, the amounts reflected in the table on the following page are the amounts actually payable to each of them in connection with their respective terminations of employment.
With respect to all other named executives, the table provides information with respect to the amounts payable to each of them based upon the following significant assumptions:

•	We have assumed that the executive's employment terminated on December 31, 2016 under the various scenarios described in the table.

•
For purposes of illustrating the amounts payable on or in connection with a change in control, we have assumed that a change in control occurred on December 31, 2016, and that the named executive's employment terminated concurrently with the change in control.

Ms. Kovach is the only named executive eligible for benefits under our Salary Plan and SERP. As of December 31, 2016, Ms. Kovach was at least age 55 and had at least five years of service with Libbey. As a result, Ms. Kovach would have been eligible to receive a retirement benefit under our Salary Plan and SERP if she had retired on or before December 31, 2016. If any of our other named executives had retired on or before December 31, 2016, all unvested equity awards would have been forfeited.

COMPENSATION-RELATED MATTERS

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT(1)

Named Executive	Cash Severance ($)	Annual Incentive for Year of Termination ($)	LTIP Cash ($)(2)	Acceleration of Unvested Equity Awards ($)(3)	Misc. Benefits ($)	Total ($)
William A. Foley
Death or permanent disability(4)	0	556,000	980,100	1,459,752	0	2,995,852
Voluntary termination(5)	0	556,000	759,550	0	0	1,315,550
Involuntary termination without Cause - no change in control(6)	0	556,000	759,550	364,944	0	1,680,494
Involuntary termination without Cause in connection with a change in control(7)	0	556,000	1,459,854	1,459,752	0	3,475,606
Involuntary termination for Cause	0	0	0	0	0	0

Stephanie A. Streeter
Involuntary termination without Cause - no change in control(8)	3,193,000	24,057	629,609	2,978,115	106,618	6,931,399

Sherry Buck
Voluntary termination without Good Reason - no change in control(9)	0	0	0	0	0	0

Annunciata Cerioli
Death or permanent disability(10)	0	141,670	254,404	457,987	0	854,061
Voluntary termination for Good Reason - no change in control(11)	0	0	176,576	0	0	176,576
Involuntary termination without Cause - no change in control(12)	704,006	141,670	176,576	142,623	93,393	1,258,268
Voluntary termination for Good Reason or involuntary termination without Cause - change in control(13)	1,408,012	141,670	314,631	457,987	106,507	2,428,807
Involuntary termination for Cause	0	0	0	0	0	0

Susan A. Kovach
Death or permanent disability(10)	0	118,695	247,101	324,184	0	689,980
Retirement(14)	0	118,695	0	0	289,483	408,178
Voluntary termination for Good Reason - no change in control(11)	0	0	170,540	0	0	170,540
Involuntary termination without Cause - no change in control(12)	514,875	118,695	170,540	121,617	88,454	1,014,181
Voluntary termination for Good Reason or involuntary termination without Cause - change in control(13)	1,029,750	118,695	267,688	324,184	84,585	1,824,902
Involuntary termination for Cause	0	0	0	0	0	0

Salvador Miñarro Villalobos
Death or permanent disability(10)	0	148,156	292,952	582,269	0	1,023,377
Voluntary termination for Good Reason – no change in control(11)	0	0	199,709	0	0	199,709
Involuntary termination without Cause -- no change in control(12)	571,266	148,156	199,709	205,905	93,393	1,218,429
Voluntary termination for Good Reason or involuntary termination without Cause - change in control(13)	1,142,532	148,156	328,177	582,269	94,062	2,295,196
Involuntary termination for Cause	0	0	0	0	0	0

James H. White
Involuntary termination without Cause -- no change in control(11)	918,750	68,414	93,209	324,295	93,808	1,498,476

COMPENSATION-RELATED MATTERS

(1)
Represents potential payments pursuant to equity award agreements (including award agreements for cash-settled retention RSUs and cash-settled retention SARs), performance cash award agreements and (a) in the case of the named executives other than Ms. Streeter or Mr. Foley, our Executive Severance Compensation Policy or their respective change in control agreements, as applicable, (b) in the case of Mr. Foley, his Letter Agreement, and (c)in the case of Ms. Streeter, her Mutual Separation and Release Agreement. Only Ms. Kovach was retirement eligible as of December 31, 2016.

(2)
As to those triggering events for which we estimated future payouts under the performance cash component of our 2015 LTIP and 2016 LTIP, we estimated the payout under the performance cash component of our 2015 LTIP assuming achievement at 51% of target performance and we estimated the payout under the performance cash component of our 2016 LTIP assuming achievement of 89% of target performance.

(3)
For those triggering events that result in acceleration of unvested equity awards: (a) except as to RSUs (including cash-settled RSUs) granted to Ms. Streeter and Mr. White, we have estimated the value of common stock underlying RSUs by multiplying the applicable number of RSUs by $19.46, the closing price of our common stock on December 31, 2016; and (b) except as to RSUs (including cash-settled RSUs) granted to Ms. Streeter and Mr. White, we have determined the in-the-money / intrinsic value of the applicable NQSOs by deducting the respective exercise prices for the NQSOs from $19.46 and multiplying the result (if greater than zero) by the applicable number of NQSOs. As to Ms. Streeter, the values for the RSUs (including cash-settled RSUs), NQSOs and cash-settled SARs were calculated based on the closing price of our common stock on January 11, 2016, which was $19.58. As to Mr. White, the values of the RSUs and NQSOs were calculated based on the closing price of our common stock on March 31, 2016, which was $18.60.

(4)	Represents the sum of:

(a)	under "Annual Incentive for Year of Termination," the amount actually earned under our 2016 SMIP;

(b)
under "LTIP Cash," a target award (unprorated because the performance cycle was complete as of December 31, 2016) under the performance cash component of our 2014 LTIP and prorated target awards under the performance cash component of our 2015 LTIP and our 2016 LTIP; and

(c)
under "Acceleration of Unvested Equity Awards," the sum of (i) the estimated value, as of December 31, 2016, of common stock underlying all RSUs that were not vested as of December 31, 2016, and (ii) the in-the-money/ intrinsic value, as of December 31, 2016, of all NQSOs that were not vested as of December 31, 2016.

(5)	Represents the sum of:

(a)	under "Annual Incentive for Year of Termination," the amount actually earned under our 2016 SMIP; and

(b)
under "LTIP Cash," the sum of the amount actually earned under the performance cash component of our 2014 LTIP and an estimate of the prorated amount that actually would be earned under the performance cash component of each of our 2015 LTIP and 2016 LTIP (estimated as described in footnote (2) above). The prorated amounts actually earned under the performance cash component of our 2015 LTIP and 2016 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle.

(6)	Represents the sum of:

(a)	under "Annual Incentive for Year of Termination," the amount actually earned under our 2016 SMIP;

(b)
under "LTIP Cash," the sum of the amount actually earned under the performance cash component of our 2014 LTIP and an estimate of the prorated amount that actually would be earned under the performance cash component of each of our 2015 LTIP and 2016 LTIP (estimated as described in footnote (2) above). The prorated amounts actually earned under the performance cash component of our 2015 LTIP and 2016 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle; and

(c)
under "Acceleration of Unvested Equity Awards," the sum of (i) the estimated value, as of December 31, 2016, of common stock underlying RSUs that were not vested as of December 31, 2016 but were scheduled to vest by December 31, 2017, and (ii) the in-the-money/ intrinsic value, as of December 31, 2016, of NQSOs that were not vested as of December 31, 2016 but were scheduled to vest by December 31, 2017.

(7)	Represents the sum of:

(a)	under "Annual Incentive for Year of Termination," the amount actually earned under our 2016 SMIP; and

(b)
under "LTIP Cash," the sum of the amount actually earned under the performance cash component of our 2014 LTIP and an estimate of the unprorated amount that actually would be earned under the performance cash component of each of our 2015 LTIP and 2016 LTIP (estimated as described in footnote (2) above). The unprorated amounts actually earned under the performance cash component of our 2015 LTIP and 2016 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle; and

COMPENSATION-RELATED MATTERS

(c)
under "Acceleration of Unvested Equity Awards," the sum of (i) the estimated value, as of December 31, 2016, of common stock underlying all RSUs that were not vested as of December 31, 2016, and (ii) the in-the-money/ intrinsic value, as of December 31, 2016, of all NQSOs that were not vested as of December 31, 2016.

(8)	Represents the sum of:

(a)
under "Cash Severance," two times the sum of (a) her annual base salary in effect on the date of termination; and (b) her target 2016 SMIP opportunity, with such amount being payable in equal monthly installments over a period of 24 months;

(b)
under "Annual Incentive for Year of Termination," the amount earned under our 2016 SMIP based on Ms. Streeter's base salary earnings for 2016 and forecasted Company performance as of the end of January 2016. This amount was paid to Ms. Streeter in March 2016;

(c)
under "LTIP Cash," the sum of the amount actually earned under the performance cash component of our 2014 LTIP, 2015 LTIP and 2016 LTIP, based on forecasted Company performance as of the end of January 2016, and prorated to Ms. Streeter's termination date. This amount was paid to Ms. Streeter in March 2016;

(d)
under "Acceleration of Unvested Equity Awards," the sum of (i) the value, as of January 11, 2016, of common stock underlying all cash-settled retention RSUs; (ii) the value, as of January 11, 2016, of common stock underlying stock-settled RSUs scheduled to vest on or before June 30, 2016; and (iii) the in-the-money / intrinsic value, as of January 11, 2016, of all NQSOs scheduled to vest on or before June 30, 2016. Ms. Streeter's cash-settled retention SARs were underwater as of January 11, 2016; and

(e)
under "Misc. Benefits," the sum of the maximum cost ($75,000) to be incurred by Libbey to provide executive level outplacement services for two years following termination and the estimated cost (net of contributions by Ms. Streeter at the active employee rate) to provide medical, dental, prescription drug and life insurance coverage for 18 months following termination.

(9)	Ms. Buck did not receive any severance payments or benefits in connection with her resignation.

(10)	Represents the sum of:

(a)	under "Annual Incentive for Year of Termination," the amount actually earned under our 2016 SMIP;

(b)
under "LTIP Cash," a target award (unprorated because the performance cycle was complete as of December 31, 2016) under the performance cash component of our 2014 LTIP and prorated target awards under the performance cash component of our 2015 LTIP and our 2016 LTIP; and

(c)
under "Acceleration of Unvested Equity Awards," the sum of (i) the estimated value, as of December 31, 2016, of common stock underlying all RSUs that were not vested as of December 31, 2016, (iii) the in-the-money/ intrinsic value, as of December 31, 2016, of all NQSOs that were not vested as of December 31, 2016.

(11)
Under "LTIP Cash," represents prorated actual awards under the performance cash component of our 2014 LTIP, 2015 LTIP and 2016 LTIP (estimated as described in footnote (2) above). We have prorated the amounts through the assumed date of termination. The prorated amounts actually earned under the performance cash component of our 2015 LTIP and 2016 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle.

(12)	Represents the sum of:

(a)
under "Cash Severance," salary continuation for 12 months and a lump sum payment in an amount equal to the named executive's target annual incentive compensation, based on the annual base salary and target opportunity percentage in effect on the date of termination;

(b)	under "Annual Incentive for Year of Termination," the amount actually earned under our 2016 SMIP;

(c)
under "LTIP Cash," prorated actual awards under the performance cash component of our 2014 LTIP, 2015 LTIP and 2016 LTIP (estimated as described in footnote (2) above). We have prorated the amounts through the assumed date of termination. The prorated amounts actually earned under the performance cash component of our 2015 LTIP and 2016 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle;

(d)
under "Acceleration of Unvested Equity Awards," the sum of (i) the estimated value, as of December 31, 2016, of common stock underlying RSUs that were not yet vested as of December 31, 2016, and were scheduled to vest by December 31, 2017; (ii) the in-the-money / intrinsic value, as of December 31, 2016, of NQSOs that were not yet vested as of December 31, 2016, and were scheduled to vest by December 31, 2017; and

(e)
under "Misc. Benefits," the sum of (i) the estimated cost (net of contributions by the named executive, at the active employee rate) of continued medical, dental, prescription drug and life insurance coverage for a period of 12 months following termination, and (ii) executive outplacement services for a period of one year from termination at the rate of $75,000 per year.

COMPENSATION-RELATED MATTERS

(13)	Represents the sum of:

(a)
under "Cash Severance," the sum of two times the named executive's annual base salary and two times the named executive’s target award under our 2016 SMIP, at the annual base salary and target incentive opportunity in effect on the date of termination;

(b)	under "Annual Incentive for Year of Termination," the amount actually earned under our 2016 SMIP;

(c)
under "LTIP Cash," the sum of the amount actually earned under the performance cash component of our 2014 LTIP and an estimate (without proration) of the amount the named executive would earn under the performance cash component of each of our 2015 LTIP and our 2016 LTIP (estimated as described in footnote (2) above). The unprorated amounts actually earned under the performance cash component of our 2015 LTIP and 2016 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle;

(d)
under "Acceleration of Unvested Equity Awards," the estimated value, as of December 31, 2016, of common stock underlying RSUs not yet vested as of that date and the in-the-money / intrinsic value, as of December 31, 2016, of NQSOs not yet vested as of that date; and

(e)
under "Misc. Benefits," the sum of (i) the maximum cost (15% of base salary) to be incurred by Libbey to provide executive level outplacement services for two years after termination; (ii) the estimated cost (net of contributions by the named executive at the active employee rate) of continued medical, dental, prescription drug and life insurance coverage for 18 months following termination; and (iii) and the maximum cost ($10,000) to provide financial planning services to the named executive.

(14)	Represents the sum of:

(a)	under "Annual Incentive for Year of Termination," the amount actually earned under our 2016 SMIP; and

(b)	under "Misc. Benefits," the present value of Ms. Kovach's accumulated benefit under our Salary Plan and SERP at December 31, 2016.
In addition, if the Compensation Committee were to exercise discretion to accelerate unvested RSUs and NQSOs that were scheduled to vest by December 31, 2017, we estimate that the value, as of December 31, 2016, of the accelerated RSUs would be $111,331, and that the in-the-money / intrinsic value, as of December 31, 2016, of the accelerated NQSOs would be $10,286. We estimated these values in the manner described in footnote (3) above.

COMPENSATION-RELATED MATTERS

Non-Management Directors’ Compensation in 2016
Our management directors do not receive additional pay for service on the Board of Directors. Upon his appointment to CEO on January 12, 2016, Mr. Foley was no longer entitled to receive any additional compensation for service as a director. He was, however, entitled to receive the annual equity award granted to non-management directors at the 2016 annual meeting of shareholders, as the award is attributable to service for the 2015 fiscal year. The grant date fair value of this award is included in the Summary Compensation Table above.
Each of our non-management directors receives the following compensation for their service on the board and its committees. For service periods of less than one year, amounts are prorated.

Element of Compensation	Annual Compensation Amount
Annual Cash Retainer	$47,500
Lead Independent Director Cash Retainer	$20,000
Equity Award	On the date of each annual meeting of shareholders, outright grant of shares of common stock valued at $80,000 on the date of grant
Committee Chair Cash Retainers (in addition to Committee Member Cash Retainers)	$12,500 (Audit Committee and Compensation Committee)
$6,500 (Nominating and Governance Committee)
Committee Member Cash Retainers	$7,500 (Audit Committee and Compensation Committee)
$5,000 (Nominating and Governance Committee)
Other Fees	$500 per one-half day of service
The Lead Independent Director Cash Retainer replaced the Chairman of the Board Cash Retainer, which was discontinued when we combined the roles of Chairman of the Board and Chief Executive Officer in January 2016.
We also maintain retention guidelines for non-management directors. For more information regarding our stock retention guidelines for non-management directors, see ‘‘Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines’’ below.
Pursuant to the Director Deferred Compensation Plan, directors may elect to defer cash and/or equity compensation into any of 13 measurement funds. The Director DCP and the predecessor deferred compensation plans for which non-management directors were eligible are unfunded plans, and the Company does not guarantee an above-market return on amounts deferred under these plans. Amounts deferred under the Director DCP or a predecessor plan are, at the director's election, payable either in a lump sum or in installments over a period of time selected by the director. Amounts deferred under our first deferred compensation plan for outside directors are payable in a lump sum upon the earlier of the director's death or retirement from our Board.
We reimburse our non-management directors for their travel expenses incurred in attending Board or Board committee meetings, and for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.

COMPENSATION-RELATED MATTERS

The table below shows the pay received by our non-management directors in 2016. Compensation received by Mr. Foley in 2016 for his service as a non-management director is included in the Summary Compensation Table above.
DIRECTOR COMPENSATION FOR YEAR ENDED DECEMBER 31, 2016

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Carlos V. Duno	72,500	80,007	0	0	152,507
Peter C. McC. Howell	16,630	80,007	0	0	96,637
Ginger M. Jones	75,000	80,007	0	0	155,007
Theo Killion	60,421	80,007	0	0	140,428
Eileen A. Mallesch	42,079	0	0	0	42,079
Deborah G. Miller	60,693	80,007	0	0	140,700
Carol B. Moerdyk	60,000	80,007	0	0	140,007
John C. Orr	87,587	80,007	0	0	167,594

(1)	Includes pay deferred into the Libbey common stock measurement fund pursuant to the Director DCP.

(2)
Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of awards of stock made to non-management directors on May 10, 2016. On that date, we awarded certain non-management directors stock having a grant date fair value of $17.58 per share.

(3)
We do not maintain a pension plan for our non-management directors. We do not guarantee any particular rate of return on any pay deferred pursuant to our deferred compensation plans. Dividends on pay deferred into the Libbey Inc. phantom stock or measurement fund under our deferred compensation plans for non-management directors accrue only if and to the extent payable to holders of our common stock. Pay deferred into interest-bearing accounts under our deferred compensation plans for non-management directors does not earn an above-market return, as the applicable interest rate is the yield on ten-year treasuries. Pay deferred into other measurement funds under our deferred compensation plans for non-management directors does not earn an above-market return as that pay earns a return only if and to the extent that the net asset value of the measurement fund into which the pay is deemed invested actually increases.

AUDIT- RELATED MATTERS

AUDIT-RELATED MATTERS

PROPOSAL 4 — RATIFICATION OF AUDITORS
The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for our 2017 fiscal year. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. Unless otherwise directed, proxies will be voted for ratification.
The Board of Directors recommends a vote FOR this proposal.
Who are Libbey’s auditors?
For our 2016 fiscal year, Deloitte & Touche LLP served as the Company's independent registered public accounting firm. The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for our 2017 fiscal year.
Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will be available to respond to appropriate questions.
What fees did Libbey pay to its auditors for Fiscal 2016 and 2015?
For the years ended December 31, 2015 and December 31, 2016, Deloitte & Touche LLP served as the Company's external auditors. Fees for services rendered by Deloitte & Touche LLP for the years ended December 31, 2016 and December 31, 2015 are as follows:

Nature of Fees	2016 Fees	2015 Fees
Audit Fees(1)	$1,116,444	$1,112,248
Audit-Related Fees(2)	112,840	115,200
Tax Fees(3)	0	33,900
All Other Fees	0	0
Total	$1,229,284	$1,261,348

(1)
Audit Fees include fees associated with the annual audit of our internal controls, the annual audit of financial statements, the reviews of our quarterly reports on Form 10-Q and annual report on Form 10-K and statutory audit procedures.

(2)
Audit-related fees include fees for audits of our employee benefit plans. The 2015 fees represent payments for the audits of our employee benefit plans for the year ended December 31, 2014, which were performed by Ernst & Young LLP. The 2016 fees represent payments for the audits of our employee benefit plans for the year ended December 31, 2015, which were performed by Deloitte & Touche LLP.

(3)
Tax fees are for analysis that was performed in 2015 on new U.S. tangible property regulations and was contracted and started in 2014, prior to the appointment of Deloitte & Touche LLP as our independent registered accounting firm.

All audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions. The Audit Committee’s policy regarding auditor independence requires pre-approval by the Audit Committee of audit, audit-related and tax services on an annual basis. The policy requires that engagements that the auditors or management anticipates will exceed pre-established thresholds must be separately approved. The policy also provides that the Committee will authorize one of its members to pre-approve certain services. The Committee appointed Ginger Jones, Chair of the Committee, to pre-approve these services.

AUDIT- RELATED MATTERS

Report of the Audit Committee
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Libbey under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Libbey specifically incorporates this Report by reference therein.
The Audit Committee oversees the integrity of our financial statements on behalf of the Board of Directors; the adequacy of our systems of internal controls; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; and the performance of our independent auditors and of our internal audit function.
In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility for, among other things:

•	confirming the independence of our independent auditors;

•	appointing, compensating and retaining our independent auditors;

•	reviewing the scope of the audit services to be provided by our independent auditors, including the adequacy of staffing and compensation;

•	approving non-audit services;

•	overseeing management’s relationship with our independent auditors;

•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls;

•	reviewing our internal audit program; and

•	together with the Board and its other standing committees, overseeing our enterprise risk management program.
The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements before their issuance. The Audit Committee’s discussions with management and the independent auditors include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
With respect to the audited financial statements for the year ended December 31, 2016, the Audit Committee met both with management and with the independent auditors who are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee also met with each of the independent auditors and the internal auditors without management being present. The Audit Committee discussed with the independent auditors and management the results of the independent auditors’ examinations; their judgments as to the quality, not just the acceptability, of our accounting principles; the adequacy and effectiveness of our accounting and financial internal controls; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and such other matters as are required to be communicated to the Audit Committee under Statement on Auditing Standards Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent auditors provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditors' communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditors their independence.
Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Ginger M. Jones, Chair
Theo Killion
Eileen A. Mallesch
Deborah G. Miller
John C. Orr

STOCK OWNERSHIP

STOCK OWNERSHIP
Who are the largest owners of Libbey stock?
The following table shows information with respect to the persons we know to be beneficial owners of more than 5% of our common stock as of December 31, 2016, based solely on filings made by such beneficial owners with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Frontier Capital Management Co., LLC.(1)
99 Summer Street
Boston, MA 02110	2,164,994	9.9%

RBC Global Asset Management (U.S.) Inc.(2)
50 South Sixth Street, Suite 2350
Minneapolis, MN 55402	1,889,001	8.6%

BlackRock, Inc.(3)
55 East 52nd Street
New York, NY 10055	1,292,374	5.9%

Dimensional Fund Advisors LP(4)
Building One
6300 Bee Cave Road
Austin, TX 78746	1,228,844	5.6%

Boston Partners(5)
One Beacon Street
Boston, MA 02108	1,195,143	5.5%

The Vanguard Group(6)
100 Vanguard Boulevard
Malvern, PA 19355	1,103,770	5.1%

(1)
Schedule 13G filed with the SEC on behalf of Frontier Capital Management Co., LLC. ("Frontier"), an investment adviser, indicates that, as of December 31, 2016, Frontier was the beneficial owner of 2,164,994 common shares, with sole dispositive power as to all of such shares, shared dispositive power as to none of such shares, sole voting power as to 758,964 common shares, and shared voting power with respect to no common shares.

(2)
Amendment No. 4 to Schedule 13G filed with the SEC on behalf of RBC Global Asset Management (U.S.) Inc. (‘‘RBC’’), an investment adviser, indicates that, as of December 31, 2016, RBC was the beneficial owner of 1,889,001 common shares, with sole dispositive power as to none of such shares, shared dispositive power as to all of such shares, sole voting power with respect to no common shares, and shared voting power with respect to 1,650,102 common shares.

(3)
Schedule 13G filed with the SEC on behalf of BlackRock, Inc. ("BlackRock"), a parent holding company, indicates that, as of December 31, 2016, BlackRock was the beneficial owner of 1,292,374 common shares, with sole dispositive power as to all of such shares, shared dispositive power as to none of such shares, sole voting power with respect to 1,241,664 common shares, and shared voting power with respect to no common shares.

(4)
Amendment No. 1 to Schedule 13G filed with the SEC on behalf of Dimensional Fund Advisors LP ("Dimensional"), an investment adviser, indicates that, as of December 31, 2016, Dimensional was the beneficial owner of 1,228,884 common shares, with sole dispositive power as to all of such shares, shared dispositive power as to none of such shares, sole voting power with respect to 1,170,018 common shares, and shared voting power with respect to no common shares.

(5)
Schedule 13G filed with the SEC on behalf of Boston Partners ("Boston"), an investment adviser, indicates that, as of December 31, 2016, Boston was the beneficial owner of 1,195,143 common shares, with sole dispositive power as to all of such shares, shared dispositive power as to none of such shares, sole voting power with respect to 704,280 common shares, and shared voting power with respect to no common shares.

(6)
Schedule 13G filed with the SEC on behalf of The Vanguard Group ("Vanguard"), an investment adviser, indicates that, as of December 31, 2016, Vanguard was the beneficial owner of 1,103,770 common shares, with sole dispositive power as to 1,075,574 of such shares, shared dispositive power as to 28,196 of such shares, sole voting power with respect to 27,994 common shares and shared voting power with respect to 1,700 common shares.

STOCK OWNERSHIP

How much Libbey stock do our directors and officers own?
Stock Ownership / Retention Guidelines
Non-Management Director Retention Guidelines. In late 2015, we transitioned our non-management director stock ownership guidelines to stock retention guidelines in order to provide greater parity between long-time non-management directors and our newer non-management directors, to further align our non-management directors' interests with those of shareholders, and to further promote our commitment to sound corporate governance. Under our Director Retention Guidelines, each non-management director is generally required to retain, until the first to occur of his or her death or retirement from the Board, 100% of the shares of Libbey common stock issued to him or her on the date of each annual shareholders meeting and all other shares of Libbey common stock that he or she owned as of November 1, 2015 or otherwise may acquire after November 1, 2015. The Director Retention Guidelines do not apply to cash or stock compensation that was deferred by a non-management director, before November 1, 2015, pursuant to any of our deferred compensation plans covering non-management directors if:

•
Pursuant to the applicable deferral election in effect immediately before November 1, 2015, the deferred compensation is to be distributed on a date that may precede the first to occur of the non-management director's death or retirement from the Board; and

•	In the case of deferred cash compensation, the cash was deemed invested in "phantom stock" or the Libbey common stock fund pursuant to the applicable deferred compensation plan.
As of March 20, 2017, all of our existing non-management directors are in compliance with the Director Retention Guidelines.
Executive Stock Ownership / Retention Guidelines. In October 2007, we established guidelines pursuant to which our executive officers also are required to achieve ownership of meaningful amounts of equity in Libbey. We refer to the guidelines, as originally established, as the Original Guidelines.
Under the Original Guidelines, each executive officer was required to own a specified number of shares of Libbey common stock equal to a multiple of his or her base salary in effect on January 1, 2008 or, if later, the date on which the executive officer became subject to the guidelines. Ms. Kovach is the only executive officer who remains subject to the Original Guidelines. As of December 31, 2016, she was in compliance with the Original Guidelines.
In late 2012, we transitioned our executive stock ownership guidelines to stock retention guidelines to provide greater parity between long-time executive officers and our newer executive officers and to further align our executives’ interests with those of shareholders. We refer to the new stock retention guidelines as the Executive Retention Guidelines.
Under the Executive Retention Guidelines, each executive is generally required to retain, until his or her separation from service:

•	50% of the net after-tax shares underlying each grant of RSUs made after January 1, 2013 that subsequently vests; and

•	50% of the net after-tax shares underlying NQSOs granted after January 1, 2013 that the executive subsequently exercises.
Ms. Kovach is exempt from the Executive Retention Guidelines until January 1, 2018. Until then, she may sell or otherwise dispose of our stock, but only to the extent of any shares in excess of her ownership guideline under the Original Guidelines.
Executives nearing retirement are released from our guidelines on the date the Board is notified of the planned retirement, or one year before the contemplated retirement date, whichever is later.
As of December 31, 2016, Messrs. Foley and Minarro and Ms. Cerioli were in compliance with the Executive Retention Guidelines.

STOCK OWNERSHIP

Beneficial Ownership Table
The following table shows, as of March 20, 2017, the number of shares of our common stock and percentage of all issued and outstanding shares of our common stock that are beneficially owned by our directors, the named executives and our directors and executive officers as a group. With respect to those named executives were no longer employed by the Company as of March 20, 2017, the information included in this table is accurate to the best of our knowledge. Our address, as set forth on the Notice of Annual Meeting of Shareholders, is the address of each director and named executive set forth below. The shares owned by the named executives set forth below include the shares held in their accounts in our 401(k) plan. An asterisk indicates ownership of less than one percent of the outstanding stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Sherry Buck(1)(2)(4)	69,538	*
Anunciata (Nucci) Cerioli(1)(2)	18,116	*
Carlos V. Duno(3)	37,648	*
William A. Foley(1)(2)(3)	89,376	*
Ginger M. Jones(3)	10,599	*
Theo Killion(3)	6,381	*
Susan A. Kovach(1)(2)	50,788	*
Eileen A. Mallesch(3)	0	*
Deborah G. Miller(3)	25,492	*
Salvador Miñarro Villalobos(1)(2)	86,596	*
Carol B. Moerdyk(3)	38,095	*
John C. Orr(3)	29,423	*
Stephanie A. Streeter(1)(2)(4)	109,350	*
James H. White(1)(2)(4)	10,413	*
Directors and Executive Officers as a Group(1)(2)(3)(4)	600,344	2.74%

(1)
Does not include shares of our common stock that have vested but are deferred under our Executive Deferred Compensation Plan, which we refer to as our EDCP. As of March 20, 2017, each of our named executives, and all executive officers as a group, had the following number of shares of our common stock that are vested but deferred under our EDCP:

Named Executive	Number of Deferred Shares
S. Buck	5,355
A. Cerioli	0
W. Foley	0
S. Kovach	16,670
S. Miñarro	0
S. Streeter	0
J. White	0
All executive officers as a group	22,025

(2)
Includes the following number of NQSOs that have been granted to our named executives and all executive officers as a group and that currently are exercisable or will be exercisable on or before May 19, 2017:

Named Executive	Number of Outstanding Stock Options Exercisable Within 60 Days
S. Buck	49,958
A. Cerioli	11,527
W. Foley	31,650
S. Kovach	30,014
S. Miñarro	72,194
S. Streeter	0
J. White	0
All executive officers as a group	210,693

STOCK OWNERSHIP

(3)
Includes the following number of shares of our common stock that are deferred by non-management directors under our 2009 Director Deferred Compensation Plan, which we refer to as our Director DCP, and that are payable as shares of our common stock:

Name of Director	Number of Deferred Shares
C. Duno	24,522
W. Foley(a)	0
G. Jones	0
T. Killion	0
E. Mallesch	0
D. Miller	0
C. Moerdyk	0
J. Orr	0
All non-management directors as a group	24,522
Does not include the following number of shares of phantom stock that are held by non-management directors pursuant to our deferred compensation plans for outside directors and that are payable in cash:

Name of Director	Number of Phantom Shares
C. Duno	0
W. Foley(a)	12,348
G. Jones	0
T. Killion	0
E. Mallesch	0
D. Miller	2,298
C. Moerdyk	19,347
J. Orr	0
All non-management directors as a group	33,993
(a) Mr. Foley was a non-management director from 1994 until he assumed the role of CEO on January 12, 2016.
For more information regarding our deferred compensation plans for non-management directors, see ‘‘Compensation-Related Matters — Non-Management Directors’ Compensation in 2017’’ above.

(4)
Based on last known information as of date of separation from service. For Ms. Buck, that date was December 31, 2016. For Ms. Streeter, that date was January 11, 2016. For Mr. White, that date was March 31, 2016.

In addition to outstanding shares of common stock that our named executives beneficially owned as of March 20, 2017 or, for those no longer employed by the Company as of that date, as of their last date of employment, the named executives and all executive officers as a group have received the following grants of RSUs that have not yet vested:

Named Executive	Number of Unvested RSUs(1)
S. Buck	0
A. Cerioli	16,715
W. Foley	88,670
S. Kovach	14,709
S. Miñarro	24,990
S. Streeter	0
J. White	0
All executive officers as a group	166,338

(1)
Of these amounts, a total of 2,855 RSUs with four-year vesting were awarded on February 24, 2014; a total of 4,178 RSUs with four-year vesting were awarded on December 1, 2014; a total of 12,956 RSUs with four-year vesting were awarded on February 16, 2015; a total of 1,674 RSUs with four-year vesting were awarded on May 18, 2015; a total of 1,875 RSUs with four-year vesting were awarded on June 11, 2015; a total of 4,125 RSUs with four-year vesting were awarded on December 11, 2015; a total of 72,457 RSUs with four-year vesting were awarded on February 8,

STOCK OWNERSHIP

2016; a total of 1,500 RSUs with four-year vesting were awarded on August 18, 2016; and a total of 64,718 RSUs with four-year vesting were awarded on February 6, 2017. One share of our common stock will be issued for each vested RSU. Dividends do not accrue on RSUs until they vest. For further information, see ‘‘Compensation-Related Matters — Compensation Discussion and Analysis — In what forms does Libbey deliver pay to its executives, and what purposes do the various forms of pay serve?’’ and the Outstanding Equity Awards at Fiscal Year-End table above.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on our review of filings with the Securities and Exchange Commission and written representations that no other reports were required to be filed by the relevant persons, we believe that, during the fiscal year ended December 31, 2016, all officers, directors and greater-than-10% beneficial owners complied, on a timely basis, with the filing requirements applicable to them pursuant to Section 16 of the Exchange Act.

GENERAL INFORMATION

GENERAL INFORMATION
Certain Legal Proceedings
We are involved in various routine legal proceedings arising in the ordinary course of our business. In addition, the Company and its subsidiaries are subject to examination by various countries' tax authorities. These examinations may lead to proposed or assessed adjustments to our taxes. For a detailed discussion on tax contingencies, see note 8, Income Taxes, to the Consolidated Financial Statements included in Part II, Item 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016.
Other Business
As of the date of this proxy statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy committee to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by shareholders will require a majority vote of common stock represented in person or by proxy.
Solicitation Costs
The Company has retained Georgeson Shareholder to solicit the submission of proxies authorizing the voting of shares in accordance with the Board’s recommendations. The Company has agreed to pay a fee of $8,000, plus expenses for out-of-pocket costs, for Georgeson’s services. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or telegram. Arrangements have been made with Corporate Investor Communications, Inc. to perform a broker-nominee search. Arrangements also have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company’s Board of Directors.
Reports to Shareholders
We are pleased to take advantage of SEC rules that permit issuers to furnish their proxy materials to shareholders on the internet. Shareholders may request a paper copy of this proxy statement and the 2016 Annual Report by:

Internet	www.proxyvote.com
Telephone	1-800-579-1639
Email	sendmaterial@proxyvote.com
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including the consolidated financial statements, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Libbey Inc., Attention: Investor Relations, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.
By Order of the Board of Directors,

SUSAN A. KOVACH,
Secretary

Toledo, Ohio
April 4, 2017

APPENDIX A

APPENDIX A
(dollars in thousands)

	Year ended December 31, 2016
	As Reported	For LTIP Incentive Calculations
Revenue
Reported net sales	$793,420	$793,420

Adjusted EBITDA
Reported net income	$10,073	$10,073
Add: Interest expense	20,888	20,888
Add: Provision for income taxes	17,711	17,711
Earnings before interest and income taxes (EBIT)	48,672	48,672
Add: Depreciation and amortization	48,486	48,486
Earnings before interest, taxes, depreciation and amortization (EBITDA)	97,158	97,158
Add: Special items before interest and taxes
Pension settlement	168	168
Product portfolio optimization	5,693	5,693
Work Stoppage	4,162	4,162
Executive terminations	4,460	4,460
Derivatives	(1,860)	(1,860)
Adjusted EBITDA	$109,781	$109,781

Adjusted EBITDA margin
Adjusted EBITDA	$109,781	$109,781
Net sales	$793,420	$793,420
Adjusted EBITDA margin	13.8%	13.8%

Debt net of cash to Adjusted EBITDA ratio
Debt	$407,840	$407,840
Plus: Unamortized discount and finance fees	4,480	4,480
Gross debt	412,320	412,320
Cash	61,011	61,011
Less: Share repurchases below budgeted amount	—	8,000
Debt net of Cash	$351,309	$359,309
Adjusted EBITDA	$109,781	$109,781
Debt net of cash to adjusted EBITDA ratio	3.2	3.3

APPENDIX A

	Year ended December 31, 2016
	As Reported	For LTIP Incentive Calculations
Return on Invested Capital (ROIC)
Defined as: After tax adjusted income from operations (using a 30% tax rate) over ending working capital (accounts receivable-net plus inventory-net, less accounts payable) plus net book value of property, plant and equipment

Income from operations	$45,310	$45,310
Add: Adjustments
Product portfolio optimization charge	5,693	5,693
Work stoppage	4,162	4,162
Executive terminations	4,460	3,554
Pension settlement charges	168	—
Mexico tax assessment	—	1,085
Adjusted income from operations	59,793	59,804
Add: Impact of currency to reflect results at budgeted exchange rates	—	4,574
Adjusted income from operations at budgeted exchange rates	59,793	64,378
Factor to apply for taxes	70%	70%
After tax adjusted income from operations at budgeted exchange rates	$41,855	$45,065

Invested capital
Property, plant and equipment, net	$256,392	$256,392
Add: Impact of currency to reflect results at budgeted exchange rates	—	4,174
Property, plant and equipment, net at budgeted exchange rates	256,392	260,566
Accounts receivable - net	85,113	85,113
Inventories - net	170,009	170,009
Less: Accounts payable	71,582	71,582
Trade Working Capital	183,540	183,540
Add: Adjustments
Inventory impact of work stoppage at Toledo, Ohio plant	—	2,694
Inventory impact of product portfolio optimization	—	5,693
Adjusted trade working capital	183,540	191,927
Add: Impact of currency	—	4,616
Adjusted trade working capital at budgeted exchange rates	183,540	196,543
Total adjusted invested capital at budgeted exchange rates	$439,932	$457,109

ROIC	9.5%	9.9%

APPENDIX B

APPENDIX B
(dollars in thousands)

	Year ended December 31, 2016
	As Reported	For SMIP Incentive Calculations
Revenue
Reported net sales	$793,420	$793,420
Add: Sales impact of work stoppage at Toledo, Ohio plant	—	7,245
Adjusted net sales	793,420	800,665
Add: Impact of currency to reflect results at budgeted exchange rates	—	6,263
Adjusted net sales at budgeted exchange rates	$793,420	$806,928

Adjusted EBITDA
Reported net income	$10,073	$10,073
Add: Interest expense	20,888	20,888
Add: Provision for income taxes	17,711	17,711
Earnings before interest and income taxes (EBIT)	48,672	48,672
Add: Depreciation and amortization	48,486	48,486
Earnings before interest, taxes, depreciation and amortization (EBITDA)	97,158	97,158
Add: Special items before interest and taxes
Pension settlement	168	—
Product portfolio optimization	5,693	5,693
Work Stoppage	4,162	4,162
Executive terminations	4,460	3,554
Derivatives	(1,860)	(1,860)
2010 Mexican tax assessment	—	1,085
Adjusted EBITDA	109,781	109,792
Add: Impact of currency to reflect results at budgeted exchange rates	—	4,609
Adjusted EBITDA at budgeted exchange rates	109,781	114,401

Change in Trade Working Capital
Change in accounts receivable - net	$9,266	$9,266
Change in inventories - net	8,018	8,018
Change in accounts payable	22	22
Change in trade working capital	17,306	17,306
Add: Adjustments
Inventory impact of work stoppage at Toledo, Ohio plant	—	(2,694)
Inventory impact of product portfolio optimization	—	(5,693)
Adjusted change in trade working capital	17,306	8,919
Add: Impact of currency	—	4,616
Adjusted change in trade working capital at budgeted exchange rates	$17,306	$4,303

Adjusted Cash Earnings
Adjusted EBITDA at budgeted exchange rates	$109,781	$114,401
Adjusted change in trade working capital at budgeted exchange rates	17,306	4,303
Adjusted cash earnings at budgeted exchange rates	$127,087	$118,704

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LIBBEY INC. P.O. BOX 10060 TOLEDO, OH 43699-0060

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			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following Class III Directors:
1.	Election of Directors		☐	☐	☐
Nominees
01	William A. Foley 02 Deborah G. Miller 03 Steve Nave
NOTE: The Directors up for election are Class III directors. At the meeting shareholders will transact such other business as properly may come before the meeting.
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
2.	Approve, on an advisory and non-binding basis, the 2016 compensation of the Company’s named executives.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
3.	Recommend, on an advisory and non-binding basis, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
4.	Ratification of the appointment of Deloitte & Touche LLP as Libbey’s independent auditors for the 2017 fiscal year.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

LIBBEY INC.
Annual Meeting of Shareholders
May 17, 2017 2:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Veronica (Ronni) L. Smith and Susan A. Kovach, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LIBBEY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 02:00 PM, EDT on May 17, 2017, at the Libbey Corporate Showroom, 335 N. St. Clair Street, Toledo, Ohio, 43604, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side